Exhibit 10.288

STOCK PURCHASE AGREEMENT

By and Between

THE CHARLES SCHWAB CORPORATION

and

BANK OF AMERICA CORPORATION

Dated as of November 19, 2006

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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STOCK PURCHASE AGREEMENT

Stock Purchase Agreement (“Agreement”), dated as of November 19, 2006, by and between The Charles Schwab Corporation, a Delaware corporation (“Seller”) and Bank of America Corporation, a Delaware corporation (“Purchaser”). Certain capitalized terms have the meanings given to such terms in Article I.

RECITALS

A. WHEREAS, Seller is the sole owner of all of the outstanding common stock of U.S. Trust Corporation, a New York corporation (“Company”), $0.01 par value per share (the “Company Common Stock”); and

B. WHEREAS, Purchaser wishes to purchase from Seller, and Seller wishes to sell to Purchaser, the Company Common Stock in accordance with the provisions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Advisers Act” shall mean the Investment Advisers Act of 1940, as amended.

“Affiliate” of a Person shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Agreed Claims” shall have the meaning stated in Section 9.5(c).

“Agreement” shall have the meaning stated in the preamble to this document.

“Balance Sheet” shall have the meaning stated in Section 3.6(a).

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated pursuant to legal requirements or executive order to be closed.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Certificate of Incorporation” shall mean the Restated Certificate of Incorporation of Company, as filed with the New York State Department on June 1, 2000 and currently in effect.

“Claim Certificate” shall have the meaning stated in Section 9.5(a).

“Client” means any Person to which Company or any Company Subsidiary provides investment management or investment advisory services, including any sub-advisory services, pursuant to an Investment Advisory Agreement.

“Closing” shall have the meaning stated in Section 2.3(a).

“Closing Balance Sheet” shall have the meaning stated in Exhibit B.

“Closing Date” shall mean the date on which the Closing actually occurs.

“Closing Stockholders’ Equity” shall have the meaning stated in Exhibit B.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning stated in the first Recital.

“Company Benefit Plans” shall have the meaning stated in Section 3.11(a).

“Company Confidential Information” shall mean information concerning the Company’s customers and prospects, products and services, employees, intellectual property (including trade secrets), technology, financial or business plans and operations, and unpublished financial information.

“Company Common Stock” shall have the meaning stated in the first Recital.

“Company Financial Statements” shall have the meaning stated in Section 3.6(a).

“Company Indemnified Party” shall have the meaning stated in Section 6.7(a).

“Company Intellectual Property” shall have the meaning stated in Section 3.21(a).

“Company Multiemployer Plan” shall have the meaning stated in Section 3.11(b).

“Company-Only Plans” shall have the meaning stated in Section 3.11(a).

“Company Regulatory Agreement” shall have the meaning stated in Section 3.15.

“Company Subsidiary” and “Company Subsidiaries” shall have the meaning stated in Section 3.1(b).

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated as of November 7, 2006 by and between Seller and Purchaser (as it may be amended from time to time).

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Company-Only Plans identified as such in Section 3.11(a) of the Disclosure Schedule.

“Corporate Entity” shall mean a bank, corporation, partnership, limited liability company or other organization, whether an incorporated or unincorporated organization.

“CRA” shall mean the Community Reinvestment Act of 1997.

“Damages” shall mean all costs, damages, liabilities, awards, judgments, losses or costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and consultants’ fees and expenses) actually suffered or incurred; provided, however, that Damages shall not include lost profits or opportunity costs or consequential, incidental, special, indirect, exemplary or punitive damages other than (x) such Damages (other than punitive damages) to the extent reasonably foreseeable and (y) such Damages to the extent included as part of an award, settlement, judgment or otherwise in connection with a Third Party Claim.

“Designated Purchaser Representations” shall have the meaning stated in Section 9.1.

“Designated Seller Representations” shall have the meaning stated in Section 9.1.

“Disclosure Schedule” shall mean the document dated the date of the Agreement delivered by Seller to Purchaser prior to the execution and delivery of the Agreement and referring to the representations and warranties of Seller in the Agreement.

“Dispute” shall mean any dispute regarding one or more claims for money damages based upon, arising out of or in any way connected with this Agreement or the transactions contemplated in this Agreement.

“ERISA” shall have the meaning stated in Section 3.11(a).

“Estimated Stockholders’ Equity” shall have the meaning stated in Exhibit B.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Filings” shall have the meaning stated in Section 3.24(a).

“Final Determination” shall have the meaning stated in Section 10.7(c).

“Final Stockholders’ Equity” shall have the meaning stated in Exhibit B.

“Fund” shall mean any pooled investment vehicle (including each portfolio or series thereof, if any) for which Company or any Company Subsidiary acts as investment adviser, investment sub-adviser, manager, general partner or sponsor, whether or not registered or qualified for offer and sale to members of the public generally with any Governmental Entity.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, administrative agency, arbitrator or commission or other governmental, prosecutorial or regulatory authority or instrumentality, or any SRO.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” shall have the meaning stated in Section 9.5(a).

“Indemnifying Party” shall have the meaning stated in Section 9.5(a).

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of or associated with: all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and any applications therefore, mask works, net lists, technology, web sites, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material of a Person.

“Interim Period” shall mean any taxable year or period commencing on or prior to the Closing Date and ending after the Closing Date.

“Investment Advisory Agreement” means an agreement under which Company or a Company Subsidiary acts as an investment adviser or sub-adviser to, or manages any investment or trading account of, any Client.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” with respect to Seller shall mean actual knowledge of those individuals set forth on Exhibit A, without any implication of verification or investigation concerning such knowledge.

“Lien” shall mean any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind.

“Material Adverse Effect” shall mean, with respect to Seller, any effect that (i) is, or would be reasonably likely to be, material and adverse to the business, operations, financial condition or results of operations of Company and its Subsidiaries taken as a whole or (ii) prevents, or would be reasonably likely to prevent, Seller from consummating the transactions contemplated hereby, other than (in the case of clause (i) above) (A) any effect resulting from changes after the date hereof relating to the economy in general, including market fluctuations and changes in interest rates, or to Company’s industry in general, (B) any effect resulting from changes after the date hereof in laws, rules or regulations, or interpretations thereof by Governmental Entities or from changes in GAAP or regulatory accounting principles that affect in general the businesses in which Company and its Subsidiaries are engaged, (C) any effect resulting from the occurrence of a natural disaster or from changes after the date hereof in global or national political conditions, including the outbreak of war or acts of terrorism, or (D) any effect resulting from the announcement or consummation of this Agreement or the transactions contemplated hereby, except, in case of clauses (A), (B) or (C), to the extent that such events, facts, circumstances, changes, disaster or conditions have a disproportionate effect on Company and its Subsidiaries, taken as a whole, relative to Persons in Company’s industry generally.

“Material Contracts” shall have the meaning stated in Section 3.14(a).

“Multiple Employer Plan” shall have the meaning stated in Section 3.11(b).

“Non-Sponsored Fund” shall have the meaning stated in Section 3.24(a).

“Notice of Arbitration” shall have the meaning stated in Section 10.7(b).

“OCC” shall mean the Office of the Comptroller of the Currency.

“Pension Plan” shall have the meaning stated in Section 3.11(e).

“Person” shall mean any individual, Corporate Entity or Governmental Entity.

“Post-Closing Period” shall mean any taxable year or period that begins after the Closing Date (but, for this purpose, expressly including any separate taxable year related to the filing of a deemed sale return in accordance with Treasury Regulation Section 1.338-10(a)(2) or (4)), and, with respect to any Interim Period, the portion of such Interim Period commencing just after the Closing Date.

“Pre-Closing Period” shall mean any taxable year or period that ends on or before the Closing Date (but, for this purpose, expressly excluding any separate taxable year related to the filing of a deemed sale return in accordance with Treasury Regulation Section 1.338-10(a)(2) or (4)), and, with respect to any Interim Period, the portion of such Interim Period ending on and including the Closing Date.

“Public Fund Board” shall have the meaning stated in Section 6.10(a).

“Purchase Price” shall have the meaning stated in Section 2.2.

“Purchaser” shall mean Bank of America Corporation, a Delaware corporation.

“Purchaser Benefit Plans” shall have the meaning stated in Section 6.5(b).

“Purchaser Indemnitees” shall have the meaning stated in Section 9.2.

“Purchaser Material Adverse Effect” shall mean, with respect to Purchaser, any effect that prevents, or would be reasonably likely to prevent, Purchaser from consummating the transactions contemplated hereby.

“Purchaser Representatives” shall have the meaning stated in Section 6.2(a).

“Regulatory Agencies” shall have the meaning stated in Section 3.5.

“Requisite Regulatory Approvals” shall have the meaning stated in Section 3.4.

“Seller” shall mean The Charles Schwab Corporation, a Delaware corporation.

“Seller Confidential Information” shall mean information received as a result of Purchaser’s acquisition of Company concerning Seller’s customers and prospects, products and services, employees, intellectual property (including trade secrets), technology, financial or business plans and operations, and unpublished financial information, other than information pertaining to the Company.

“Seller Indemnitees” shall have the meaning stated in Section 9.3.

“SRO” shall mean any domestic or foreign securities, broker-dealer, investment adviser and insurance industry self-regulatory organization.

“Swaps” shall have the meaning stated in Section 5.2(b).

“Subsidiary” shall mean, when used with respect to any party, any Corporate Entity which is consolidated with such party for financial reporting purposes or which otherwise would be deemed to be a subsidiary of such party within the meaning of the BHCA.

“Target Stockholders’ Equity” shall have the meaning stated in Exhibit B.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes, imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

“Tax Data” shall have the meaning stated in Section 6.11(h).

“Tax Documentation” shall have the meaning stated in Section 6.11(h).

“Tax Return” shall mean any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.

“Transition Services Agreement” shall mean the Transition Services Agreement by and between Company and Seller referred to in Section 6.9.

“Trust Preferred” shall have the meaning stated in Section 5.2(a).

ARTICLE II

SALE AND PURCHASE OF THE COMPANY COMMON STOCK

2.1 Sale and Purchase of the Company Common Stock. Subject to the terms and conditions of this Agreement, at the Closing, Seller agrees to sell, assign and transfer to Purchaser, and Purchaser agrees to purchase from Seller, the Company Common Stock, free and clear of any Liens or rights or claims of others.

2.2 Purchase Price. The purchase price payable by Purchaser for the Company Common Stock shall be $3,300,000,000 subject to adjustment as set forth in Exhibit B (the “Purchase Price”).

2.3 The Closing.

(a) Subject to the terms and conditions of this Agreement, the closing of the sale of the Company Common Stock to the Purchaser (the “Closing”) shall take place as soon as practicable, and in any event no later than three Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof, unless extended by mutual agreement of the parties. The Closing shall take place at the offices of Howard Rice Nemerovski Canady Falk & Rabkin, A Professional Corporation, 3 Embarcadero Center, 7th Floor, San Francisco, California 94111, or at such other location as the parties hereto may agree.

(b) At the Closing:

(i) Purchaser shall deliver the Purchase Price to Seller, by wire transfer of immediately available funds;

(ii) Seller shall deliver to Purchaser the stock certificate representing the Company Common Stock, duly endorsed (or accompanied by duly executed stock powers);

(iii) Seller and Company shall enter into the Transition Services Agreement; and

(iv) Those individuals listed on Section 2.3(b)(iv) of the Disclosure Schedule shall submit their resignations as directors and officers of Company and its Subsidiaries (and Seller to the extent relevant), effective as of immediately prior to the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the Disclosure Schedule, Seller represents and warrants to Purchaser that the following is true and correct. The Disclosure Schedule shall be organized to correspond to the Sections in this Article III. Each exception set forth in the Disclosure Schedule shall be deemed to qualify (i) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Disclosure Schedule and (ii) any other representation and warranty to the extent the relevance of such exception to such other representation and warranty is reasonably clear.

3.1 Corporate Organization.

(a) Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. Company is duly registered as a bank holding company under the BHCA and is a financial holding company pursuant to Section 4(l) of the BHCA and meets the applicable requirements for qualification as such. True and complete copies of the Certificate of Incorporation and bylaws of Company, as in effect as of the date of this Agreement, have previously been furnished or made available to Purchaser. Company is not in violation of any of the provisions of its certificate of incorporation or bylaws, each as amended.

(b) Section 3.1(b) of the Disclosure Schedule sets forth a complete and correct list of all the Subsidiaries of Company (each a “Company Subsidiary” and collectively the “Company Subsidiaries”); such list identifies those Company Subsidiaries that have as their primary Federal bank regulatory agency the OCC or the Federal Reserve Board and those Company Subsidiaries that are not so regulated. Section 3.1(b) of the Disclosure Schedule also sets forth a list identifying the number (other than wholly-owned Subsidiaries) and owner of all outstanding capital stock or other equity securities of each such Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, or contracts, commitments, understandings or arrangements by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements. All of the outstanding shares of capital stock or other securities evidencing ownership of the Company Subsidiaries are validly issued, fully paid and nonassessable and such shares or other securities are owned by Company or another of its Subsidiaries free and clear of any Lien with respect thereto. Each Company Subsidiary (i) is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect) and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. Except for its interests in the Company Subsidiaries, Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest with a fair market value as of the date of this Agreement in excess of $10 million in any Person.

3.2 Capitalization. The authorized capital stock of Company consists of 10,000 shares of Company Common Stock, 1,010 of which are issued and outstanding and have been duly authorized and validly issued, are fully paid, non-assessable and free of preemptive rights. All of the Company Common Stock is owned by Seller free and clear of any Liens. Except as set forth above, as of the date hereof, no shares of capital stock or other voting securities of Company are issued, reserved for issuance or outstanding. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Company, or otherwise obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

3.3 Authority; No Violation.

(a) Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Seller. No other corporate proceedings (including any approvals of Seller’s stockholders) on the part of Seller are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller. Assuming due authorization, execution and delivery by Purchaser, this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the terms or provisions hereof, will (i) violate any provision of the certificates of incorporation or bylaws of Seller or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or Company or any of their respective Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of Company or approval or consummation of transactions of the type contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Seller or Company or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Seller or Company or any of their respective Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not result in a Material Adverse Effect.

3.4 Consents and Approvals. Except for (i) the requisite filings with, notices to and approval of the Federal Reserve Board under the BHCA, (ii) the filing of any required applications or notices with the Federal Reserve Bank of Richmond, the Federal Reserve Bank of San Francisco, the OCC, the National Association of Securities Dealers and other applicable federal, state or foreign governmental agencies or authorities as set forth in Section 3.4 of the Disclosure Schedule and approval of such applications and notices, (iii) if required, any approvals or filings required by the HSR Act, and (iv) such additional consents and approvals, the failure of which to make or obtain would not be material (such consents or approvals, the “Requisite Regulatory Approvals”), no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Seller of this Agreement and (B) the consummation of the transactions contemplated hereby. The only material third party consents necessary in connection with (A) the execution and delivery by Seller of this Agreement and (B) the consummation of the transactions contemplated hereby are set forth in Section 3.4 of the Disclosure Schedule.

3.5 Reports. Company and each of its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2002 with (i) any SRO, (ii) the Federal Reserve Board, (iii) the Federal Deposit Insurance Corporation, (iv) the OCC and (v) any other federal, state or foreign governmental or regulatory agency or authority (the agencies and authorities identified in clauses (i) through (v), inclusive, are, collectively, the “Regulatory Agencies”), and all other reports and statements required to be filed by them since January 1, 2002, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not result in a Material Adverse Effect. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Company and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Seller, investigation by, any Regulatory Agency into the business or operations of Company or any of its Subsidiaries, except where any such proceedings or investigations would not, individually or in the aggregate, have a Material Adverse Effect. There are no unresolved violations, criticisms, or exceptions by any Regulatory Agency with respect to any report or statement relating to any examinations of Company or any of its Subsidiaries, except where any such violations, criticisms or exceptions are not, individually or in the aggregate, would not have a Material Adverse Effect.

3.6 Financial Statements.

(a) Seller has previously made available to Purchaser copies of the following financial statements (the “Company Financial Statements”), copies of which are attached as Schedule 3.6(a): (a) the audited consolidated balance sheets of Company and its Subsidiaries for fiscal years 2004 and 2005, and the related consolidated statements of income for fiscal years 2004 and 2005, and (b) the unaudited consolidated balance sheet of Company and its Subsidiaries as of September 30, 2006 (the “Balance Sheet”), and the related consolidated statement of income for the nine months ended September 30, 2006. The Company Financial Statements fairly present in all material respects the consolidated financial position and results of operations of Company and its Subsidiaries as of the respective dates or for the respective periods therein set forth and have been prepared in accordance with GAAP consistently applied during the periods involved, except in the case of the September 30, 2006 statements for the absence of footnotes and subject to recurring year end adjustments normal in nature and amount. The Company Financial Statements have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries.

(b) Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are executed in accordance with management’s general or specific authorization.

(c) Seller has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Seller, including Company and its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Seller by others within those entities. Set forth in Section 3.6(c) of the Disclosure Schedule, based on Seller’s most recent evaluation prior to the date hereof of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), are (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting relating to Company and its Subsidiaries and (ii) any events of fraud, whether or not material, that involve management or other employees who have a significant role in Company’s internal controls over financial reporting and relate to Company or its Subsidiaries.

(d) The books and records kept by Company and any of its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance in all material respects with applicable laws.

3.7 Undisclosed Liabilities. Except for those liabilities that are reflected or reserved against on the Balance Sheet, and except for liabilities incurred since September 30, 2006, in the ordinary course of business consistent with past practice, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for liabilities which, individually or in the aggregate, have not resulted in a Material Adverse Effect.

3.8 Absence of Certain Changes or Events. Since September 30, 2006: (i) Company and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practices; (ii) Company has not taken any of the actions that Seller has agreed not to permit Company to take from the date hereof through the Closing Date pursuant to Sections 5.3(a)-(m) of this Agreement, and (iii) there have been no events, circumstances, facts or occurrences which have had a Material Adverse Effect.

3.9 Legal Proceedings. Except as set forth in Section 3.9 of the Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Seller, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries which would have, individually or in the aggregate, a Material Adverse Effect. There is no material injunction, order, judgment or decree imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries.

3.10 Taxes and Tax Returns.

(a) Company and each of its Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) all federal, state, foreign and local Tax Returns required to be filed by it or with respect to it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects) and has duly and timely paid or caused to be paid on their behalf all Taxes that are due and payable other than Taxes that are being contested in good faith, which have not been finally determined, and are adequately reserved against or provided for (in accordance with GAAP) on the most recent consolidated financial statements of the Company. Through the date hereof, Company and its Subsidiaries do not have any liability for Taxes in excess of the amount reserved or provided for on their financial statements (but excluding, for this purpose only, any liability reflected thereon for deferred Taxes to reflect timing differences between Tax and financial accounting methods).

(b) No jurisdiction where the Company and its Subsidiaries do not file a Tax Return has made a claim in writing that any of the Company and its Subsidiaries is required to file a Tax Return in such jurisdiction.

(c) No Liens for Taxes exist with respect to any of the assets of the Company and its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(d) There are no audits, examinations, disputes or proceedings pending or threatened in writing with respect to, or claims or assessments asserted or threatened in writing for, any material amount of Taxes upon Company or any of its Subsidiaries.

(e) There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to the Company and any of its Subsidiaries, which waiver or extension is in effect.

(f) All material Taxes required to be withheld, collected or deposited by or with respect to Company and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable law, have been paid to the relevant Governmental Entity.

(g) Neither the Company nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

(h) Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreements or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(i) Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) or (B) has any liability for the Taxes of any person (other than Seller or any of its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

(j) Neither the Company nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

(k) Since January 1, 2002, neither Company nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by Company or any Subsidiary).

3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Disclosure Schedule lists all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other material employee benefit or executive compensation arrangements, perquisite programs or payroll practices, whether written or unwritten, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, employment agreements or offer letters, that cover any current or former directors, officers, employees or consultants of Company or its Subsidiaries, or to which contributions must be made or liabilities are outstanding thereunder for current or former directors, officers, employees or consultants of Company or its Subsidiaries (the “Company Benefit Plans”). Section 3.11(a) of the Disclosure Schedules separately identifies each of the Company Benefit Plans that is sponsored by Company or its Subsidiaries (the “Company-Only Plans”). With respect to each Company-Only Plan, there are not any current participants or liabilities to persons who are not current or former directors, officers or employees of Company or its Subsidiaries (or their beneficiaries or dependents).

(b) None of the Company Benefit Plans is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control (a “Multiple Employer Plan”). None of Company or any of its Subsidiaries, Seller or their respective ERISA Affiliates has (i) contributed to or been obligated to contribute to, at any time during the past six years, a Multiemployer Plan or a Multiple Employer Plan, (ii) withdrawn in a complete or partial withdrawal from any Multiemployer Plan or Multiple Employer Plan or (iii) has any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan or a Multiple Employer Plan.

(c) None of the Company Benefit Plans is a “single employer plan,” as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA. No material liability has been, or is reasonably expected to be, incurred under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA. Neither Company nor its Subsidiaries provides, or is required, either currently or in the future, to provide medical, health, life or other welfare benefits to employees, former employees or retirees after their termination of employment, other than pursuant to applicable law or regulation.

(d) Each Company Benefit Plan and its administration is in material compliance with its terms and all applicable laws, including ERISA and the Code. Each Company Benefit Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to the Knowledge of Seller, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. All contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments required to have been made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, other than a failure to make contributions that is not material, and with respect to any such contributions, premiums or other payments required that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the Balance Sheet or liability therefor was incurred in the ordinary course of business consistent with past practice since the end of such fiscal quarter.

(e) With respect to the Company’s defined benefit pension plan (the “Pension Plan”), which is a single-employer plan, (i) as of the last day of the most recent fiscal plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan’s most recent actuarial valuation and without regard to any action that may be taken by Purchaser following the Closing Date in respect of or negatively impacting the Pension Plan), did not exceed the then current value of the assets of such Pension Plan, and (ii) within the prior three years, there has not been a partial termination or “reportable event” within the meaning of Section 4043 of ERISA.

(f) None of Company, its Subsidiaries, the officers of Company or the Company Benefit Plans which are subject to ERISA, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Company, its Subsidiaries or any officer of Company to any material Tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or (1) of ERISA.

(g) None of Company, its Subsidiaries or Seller is a party to any contract, agreement or other arrangement, including without limitation a Company Benefit Plan, which would reasonably be expected to result in the payment of money or any other property or rights or accelerate or provide any other rights or benefits, to any current or former employee of Company or its Subsidiaries (or other current or former service providers thereto) that would not have been required but for the transaction provided for in this Agreement (either alone or in combination with any other event) or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.

(h) True, correct and complete copies of the following documents, with respect to each of the Company Benefit Plans, have been delivered or made available to Purchaser by Seller: (i) the written document evidencing all Company Benefit Plans and the related trust documents or other funding arrangements, and amendments, modifications or supplements thereto or, with respect to any such plan that is not in writing, a written description thereof; and (ii) the most recent Forms 5500 and schedules thereto; (iii) the summary plan description and any modifications thereto; (iv) the most recent annual report, financial statement and/or actuarial report; and (v) the most recent determination letter from the IRS. Neither the Company nor any of its Subsidiaries has made an enforceable commitment to make any new amendments to, or to adopt or approve any new, Company Benefit Plan, whether or not a Company-Only Plan.

(i) There are no pending actions, claims or lawsuits which have been asserted, instituted or, to Knowledge of Seller, threatened, against the Company Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Benefit Plans with respect to the operation of such plans (other than routine benefit claims) which could result in any material liability to Company.

3.12 Employee Matters.

(a) Neither Company nor any of its Subsidiaries is, or has over the past five years been, a party to any collective bargaining agreement or other labor union contract; nor does Seller know of any activities or proceedings of any labor union to organize any such employees.

(b) To the Knowledge of Seller, no executive officer of Company or any of its Subsidiaries is in violation in any respect of any term of any employment or services contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer which would reasonably be expected to impede the right of any such executive officer to be employed or engaged by Company or any of its Subsidiaries because of the nature of the business conducted by Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others.

(c) Company and each of its Subsidiaries has complied in all material respects with all applicable material laws relating to the employment of employees, including, without limitation, those relating to wages, hours, immigration, the payment of wages, and the classification of employees as exempt or not exempt from the payment of overtime under applicable law, the prohibitions against discrimination and harassment, occupational safety and health, and leaves of absence, except for such noncompliance as would not be material to Company and its Subsidiaries, taken as a whole.

3.13 Compliance with Applicable Law.

(a) Company and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and are in compliance with, and are not in violation of, under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Company or any of its Subsidiaries, except in each case where the failure to hold such license, registration, franchise, permit or authorization or such noncompliance or violation would not have, individually or in the aggregate, a Material Adverse Effect, and neither Company nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above, except for such violations which would not have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as would not be material to Company and its Subsidiaries, taken as a whole, Company and each of its Subsidiaries have properly administered all accounts for which Company or any of its Subsidiaries acts as a fiduciary, including accounts for which Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law in all material respects. None of Company or any of its Subsidiaries, or any director, officer or employee of Company or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to Company and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(c) Each insured depository institution Subsidiary of Company is “well-capitalized” (as that term is defined at 12 C.F.R. 6.4(b)(1) or the relevant regulation of the institution’s primary federal bank regulator), and “well managed” (as that term is defined at 12 C.F.R. 225.2(s)), and the institution’s CRA rating is no less than “satisfactory.” Neither Company nor any Company Subsidiary has been informed that its status as “well-capitalized,” “well managed” or “satisfactory” for CRA purposes will change within one year. All deposit liabilities of Company and its Subsidiaries are insured by the Federal Deposit Insurance Corporation to the fullest extent under the law. Company and its Subsidiaries have met all conditions of such insurance, including timely payment of its premiums.

3.14 Material Contracts.

(a) Except for the contracts set forth in Section 3.14(a) of the Disclosure Schedule (collectively, the “Material Contracts”), contracts involving less than $100,000 or contracts which can be terminated by Company or its Subsidiaries without material payment, penalty or continuing potential liability on not more than 90 days prior notice, neither Company nor any of its Subsidiaries is a party to or bound by any of the following:

(i) any contract or agreement entered into since January 1, 2002 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof), other than in the ordinary course of business consistent with past practice, for the acquisition of the securities of or any material portion of the assets of any other Person or entity;

(ii) any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where Company or any of its Subsidiaries is a lender, borrower or guarantor other than those entered into in the ordinary course of business;

(iii) any contract or agreement limiting the freedom of Company or any of its Subsidiaries to engage in any line of business to compete with any other Person or prohibiting Company from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

(iv) any material contract or agreement with any Affiliate of Company or its Subsidiaries;

(v) any agreement of guarantee, support or indemnification by Company or its Subsidiaries, assumption or endorsement by Company or its Subsidiaries of, or any similar commitment by Company or its Subsidiaries with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

(vi) any material agreement which would be terminable other than by Company or its Subsidiaries or any agreement under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);

(vii) any alliance, cooperation, joint venture, stockholders’ partnership or similar agreement;

(viii) any employment agreement with any employee or officer of Company or any of its Subsidiaries;

(ix) any broker, distributor, dealer, agency, sales promotion, customer or client referral, underwriter, administrative services, market research, market consulting or advertising agreement providing for annual payments by Company or its Subsidiaries of more than $500,000;

(x) any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets or properties, or any interest therein, of Company or its Subsidiaries;

(xi) any contract or agreement that contains any (w) exclusive dealing obligation, (x) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (y) “most favored nation” or similar provision or (z) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(xii) any material contract or agreement which would require any consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement;

(xiii) any contract or agreement for the use or purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by the Company or its Subsidiaries of $1,000,000 or more if entered into on or before December 31, 2005 or $3,000,000 or more if entered into thereafter; and

(xiv) any other contract the loss of which would have a Material Adverse Effect.

(b) Company and its Subsidiaries have performed in all material respects all of the obligations required to be performed by them and are entitled to all accrued benefits under, and are not alleged (or otherwise known by Seller) to be in default in respect of, each Material Contract to which Company or its Subsidiaries are a party or by which Company or its Subsidiaries are bound, except as would not, individually or in the aggregate, be material to Company and its Subsidiaries. Each of the Material Contracts is in full force and effect, without amendment (other than as disclosed in Section 3.14(b) of the Disclosure Schedule), and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or its Subsidiaries or, to Knowledge of Seller, with respect to any other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except, as would not, individually or in the aggregate, be material to Company and its Subsidiaries. True, correct and complete copies of all Material Contracts have been furnished or made available to Purchaser.

3.15 Agreements with Regulatory Agencies. Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Disclosure Schedule, a

“Company Regulatory Agreement”), nor does Seller have Knowledge of any pending or threatened regulatory investigation. Neither Company nor any of its affiliated persons, as defined in Section 2(a)(3) of the 1940 Act, has been convicted within the past 10 years of any felony or misdemeanor described in Section 9(a)(1) of the 1940 Act, or is, by reason of any misconduct, permanently or temporarily enjoined from acting in the capacities, or engaging in the activities, described in Section 9(a)(2) of the 1940 Act.

3.16 Investment Securities. Each of Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Company or any of its Subsidiaries and except for such defects in title or Liens that would not be material to Company and its Subsidiaries. Such securities are valued on the books of Company and its Subsidiaries in accordance with GAAP.

3.17 Derivative Instruments. Any and all material swaps, caps, floors, futures, forward contracts, option agreements (other than employee stock options) and other derivative financial instruments, contracts or arrangements, whether entered into for the account of Company or one of its Subsidiaries or for the account of a customer of Company or one of its Subsidiaries, were entered into in the ordinary course of business and, to Seller’s Knowledge, in accordance with prudent business practice and applicable laws, rules, regulations and policies of all applicable Regulatory Agencies and with counterparties believed to be financially responsible at the time. Company and each of its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent that such obligations to perform have accrued, and, to Seller’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.18 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims or actions or any private environmental investigations or remediation activities or governmental investigations of any nature that would be reasonably likely to result in the imposition, on Company or any of its Subsidiaries, of any liability or obligation arising under any local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), pending or, to the Knowledge of Seller, threatened against Company or any of its Subsidiaries, which liability or obligation would result in a Material Adverse Effect. Company is not subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing. There has been no written third party environmental site assessment conducted since January 1, 2002 assessing the presence of hazardous materials located on any property owned or leased by Company or any Company Subsidiary that is within the possession or control of Seller and its Affiliates as of the date of this Agreement that has not been delivered to Purchaser prior to the date of this Agreement.

3.19 Insurance. Company has in full force and effect the insurance coverage with respect to its business set forth in Section 3.19 of the Disclosure Schedule.

3.20 Title to Properties.

(a) Each of Company and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not be material. All such assets and properties, other than assets and properties in which Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens (other than Liens for current Taxes not yet due and payable), except for Liens that individually or in the aggregate would not be material.

(b) Each of Company and its Subsidiaries has complied in all material respects with the terms of all leases to which it is a party, and all such leases are in full force and effect. True and complete copies of all material leases have been made available to Purchaser.

3.21 Intellectual Property.

(a) Section 3.21(a) of the Disclosure Schedule lists the material Intellectual Property used or held for use by Company and its Subsidiaries as of the date hereof (collectively, the “Company Intellectual Property”). Company and its Subsidiaries own, or are licensed or otherwise possess rights to use, all Company Intellectual Property in the manner that it is currently used by Company and its Subsidiaries.

(b) Neither Company nor any of its Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party and, to the Knowledge of Seller, neither Company nor any of its Subsidiaries has interfered in any material respect with, infringed upon, misappropriated or violated any Intellectual Property rights of any third party. To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated or violated any Company Intellectual Property. Neither Company nor any of its Subsidiaries licenses to, or has entered into any exclusive agreements relating to any Company Intellectual Property with, third parties, or permits third parties to use any Company Intellectual Property rights. Neither Company nor any of its Subsidiaries owes any material royalties or payments to any third party for using or licensing to others any Company Intellectual Property.

(c) Neither Company nor any of its Subsidiaries is a party to any agreement to indemnify any Person against a claim of infringement of or misappropriation by any Company Intellectual Property.

3.22 Broker’s Fees. Except for UBS Securities LLC, all the fees and expenses of which shall be borne entirely by Seller, neither Seller, Company nor any Company Subsidiary has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

3.23 Eligibility.

(a) With respect to Company and each Company Subsidiary that serves in a capacity described in Section 9(a) or 9(b) of the 1940 Act with respect to a Fund, (A) such

Person is not (taking into account any applicable exemption) ineligible under such Section 9(a) or 9(b) to serve in such capacity, (B) no “affiliated person” (as defined in Section 2(a)(3) of the 1940 Act) of such Person is (taking into account any applicable exemption) ineligible under such Section 9(b) to serve as an “affiliated person” of such Person and (C) there is no proceeding or investigation pending and served on Company or any Company Subsidiary or, to the Knowledge of Seller, pending and not so served or threatened by any Governmental Entity, which would result in (1) the ineligibility of such Person to serve in such capacity under such Section 9(a) or 9(b) or (2) the ineligibility under such Section 9(b) of such “affiliated person” to serve as an “affiliated person” of such Person.

(b) With respect to Company and each Company Subsidiary that acts as an investment adviser within the meaning of the Advisers Act, (A) such Person is not (taking into account any applicable exemption) ineligible pursuant to Section 203(e) of the Advisers Act to act as an investment adviser, (B) no “person associated” (as defined in Section 202(a)(17) of the Advisers Act) with such Person is (taking into account any applicable exemption) ineligible under Section 203(f) of the Advisers Act to serve as a “person associated” with an investment adviser and (C) there is no proceeding or investigation pending and served on Company or any Company Subsidiary or, to the Knowledge of Seller, pending and not so served or threatened by any Governmental Entity, which would result in (1) the ineligibility under such Section 203(e) of such Person to act as an investment adviser or (2) the ineligibility under such Section 203(f) of such “person associated” with such Person to serve as a “person associated” with an investment adviser.

(c) With respect to Company and each Company Subsidiary that acts as a broker or dealer within the meaning of the 1934 Act, (A) such Person is not (taking into account any applicable exemption) ineligible pursuant to Section 15(b)(4) of the 1934 Act to act as a broker or dealer, (B) no “person associated” (as defined in Section 3(a)(18) of the 1934 Act) with such Person is (taking into account any applicable exemption) ineligible under Section 15(b)(6) of the 1934 Act to serve as a “person associated” with a broker or dealer and (C) there is no proceeding or investigation pending and served on Company or any Company Subsidiary or, to the Knowledge of Seller, pending and not so served or threatened by any Governmental Entity, which would result in (1) the ineligibility under such Section 15(b)(4) of such Person to act as a broker or dealer or (2) the ineligibility under such Section 15(b)(6) of such “person associated” with such Person to serve as a “person associated” with a broker or dealer.

(d) None of Company or any Company Subsidiary is (i) required to be registered, licensed or qualified as a commodity pool operator, futures commission merchant, commodity trading advisor, bank, trust company, real estate broker, insurance company, insurance broker or transfer agent under any applicable law, rule or regulation or (ii) subject to any liability or disability by reason of any failure to be so registered, licensed or qualified.

3.24 Funds and Clients.

(a) Each Fund sponsored by Company or any Subsidiary and, to the Knowledge of Seller, each other Fund (“Non-Sponsored Fund”) has filed all registrations, reports, prospectuses, proxy statements, statements of additional information, financial statements, sales literature, statements, notices and other filings required to be filed by it with any Governmental Entity (other than Tax Returns), including all amendments or supplements to any of the above for the past two years, in each case to the extent related to its business (the “Filings”), except as would not, individually or in the aggregate, have a Material Adverse Effect. Each Fund sponsored by Company or any Subsidiary and, to the Knowledge of Seller, each Non-Sponsored Fund, holds all legally required licenses, registrations, franchises, permits and authorizations and are in compliance with, and are not in violation of, under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity of competent jurisdiction, except in each case where the failure to hold such license, registration, franchise, permit or authorization or such noncompliance or violation would not have, individually or in the aggregate, a Material Adverse Effect, and neither Company nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above, except for such violations which would not have, individually or in the aggregate, a Material Adverse Effect.

(b) Company and each Subsidiary has at all times since January 1, 2003 rendered investment advisory services to Clients and Funds sponsored by Company or any Subsidiary and, to the Knowledge of Seller, non-Sponsored Funds, with whom they are or were a party to an Investment Advisory Agreement, in compliance with all requirements, if any, as to investment objectives, portfolio composition and portfolio management, the terms of the applicable Investment Advisory Agreement, written instructions from such Clients and Funds, prospectuses, registration statements, offering memorandums, board of director or trustee directives, applicable law and, to the Knowledge of Seller, the organizational documents of such Clients and Funds, except where failure to do so would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Each Fund sponsored by Company or its Subsidiaries that is a juridical entity is duly organized, validly existing and, with respect to jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business conducted as of the date of this Agreement, and is qualified to do business in each jurisdiction where it is required to be so qualified under Applicable Law, except where failure to do so would not, individually or in the aggregate, have a Material Adverse Effect. The shares or units of each Fund sponsored by Company or its Subsidiaries (i) have been issued and sold by such Fund in compliance with applicable law, (ii) are, in the case of such public Funds only, qualified for public offering and sale by such Funds in each jurisdiction where offers are made to the extent required under applicable law and (iii) to the extent applicable, have been duly authorized and validly issued and are fully paid and non-assessable, except in each case for such failures that would not, individually or in the aggregate, have a Material Adverse Effect.

(d) For all taxable years since its inception, to the Knowledge of Seller, each of the public U.S. Funds sponsored by Company or its Subsidiaries has elected to be treated as, and has qualified to be classified as, a regulated investment company taxable under Subchapter M of Chapter 1 of the Code and under any similar provisions of state or local law in any jurisdiction in which such public Fund filed, or is required to file, a Tax Return, and each of the non-public Funds sponsored by Company or its Subsidiaries has elected to be treated as, and has qualified to be treated as, a partnership for U.S. federal income tax purposes and any similar provisions or state or local law in any jurisdiction in which such Fund filed or was required to file, a Tax Return. Each of the non-U.S. Funds is organized as a pass through entity in the foreign country or countries in which they are organized.

3.25 Intercompany Arrangements.

(a) Section 3.25(a) of the Disclosure Schedule identifies all material agreements or arrangements between Company or any Company Subsidiary, on the one hand, and Seller or any of its Subsidiaries (other than Company and its Subsidiaries), on the other hand.

(b) Neither Seller nor any of its Subsidiaries (other than Company and its Subsidiaries) owns any material property or asset used in the conduct of the business of Company and its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

4.1 Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Purchaser has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Purchaser Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws of Purchaser, as in effect as of the date of this Agreement, have previously been delivered by Purchaser to Seller. Purchaser is not in violation of any of the provisions of its certificate or articles of incorporation or bylaws or other charter or organizational documents, each as amended.

4.2 Authority; No Violation.

(a) Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Purchaser. No other corporate proceedings (including any approvals of Purchaser’s stockholders) on the part of Purchaser are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser. Assuming due authorization, execution and delivery by Seller, this Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of Purchaser or (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not result in a Purchaser Material Adverse Effect.

4.3 Consents and Approvals. Except for (i) the Requisite Regulatory Approvals and (ii) such additional consents and approvals, the failure of which to make or obtain would not be material, no consents or approvals of or filings or registrations with any Governmental Entity or, of or with any third party, are necessary in connection with (A) the execution and delivery by Purchaser of this Agreement and (B) the consummation by Purchaser of the transactions contemplated hereby. Purchaser has no reason to believe that any Requisite Regulatory Approvals will not be obtained.

4.4 Financial Wherewithal. Purchaser has or will have as of the Closing sufficient cash or cash equivalents available, directly or through one or more affiliates, to pay the Purchase Price to Seller on the terms and conditions contained herein, and there is no restriction on the use of such cash or cash equivalents for such purpose.

4.5 Legal Proceedings.

(a) Neither Purchaser nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Purchaser, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Purchaser or any of its Subsidiaries which would have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) There is no injunction, order, judgment or decree imposed upon Purchaser, any of its Subsidiaries or the assets of Purchaser or any of its Subsidiaries which would have a Purchaser Material Adverse Effect.

4.6 Compliance with Applicable Law. Purchaser and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses, and have complied with and are not in default, under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Purchaser or any of its Subsidiaries, except in each case where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not have, individually or in the aggregate, a Purchaser Material Adverse Effect, and neither Purchaser nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above, except for such violations which would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.7 Agreements with Regulatory Agencies. Neither Purchaser nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive that would, individually or in the aggregate, have a Purchaser Material Adverse Effect.

4.8 Broker’s Fees. Neither Purchaser nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business of Company Prior to the Closing Date. During the period from the date of this Agreement to the Closing Date, except as expressly contemplated or permitted by this Agreement (including, without limitation, pursuant to Section 5.2), Seller shall cause Company and each of its Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice and (b) use commercially reasonable efforts to maintain and preserve intact its business organization and its current relationships with its customers, regulators, employees and other persons with which it has significant business or other relationships.

5.2 Certain Actions by Seller. At or prior to Closing, Seller shall, or shall cause Company to, take all steps necessary:

(a) to exercise Company’s right to call the $50,000,000 of 8.41% Trust Preferred Capital Securities (“Trust Preferred”) issued by an Affiliate of Company and to pay the premium necessary to call such Trust Preferred;

(b) to cancel the interest rate swap agreements between Company and Seller (the “Swaps”) pursuant to their terms, with the amount of any payments to be made on cancellation of such Swaps pursuant to the terms thereof to be as determined by Citigroup Global Markets Inc. using the same procedures and calculations Citigroup Global Markets Inc. has historically used with respect to such Swaps;

(c) to terminate the sweep of excess cash in Seller’s and its Affiliates’ client accounts into accounts held at Affiliates of Company, with such termination to occur following notice to such clients and with any amounts still held at Company at the Closing Date transferred into accounts held at other Affiliates of Seller at the Closing Date;

(d) to pay all amounts owed under the $300,000,000 short term credit facility between Seller and Company and to terminate such facility;

(e) to terminate the $200,000,000 of intercompany repurchase agreements between Company and an Affiliate of Seller maturing April 9, 2007 (and either Company or Seller, as the case may be, shall make applicable payments pursuant to the terms of such agreements as required to reflect any mark-to-market adjustments taken in connection with such termination), and not to renew the $200,000,000 intercompany repurchase agreement between Company and an Affiliate of Seller maturing December 19, 2006;

(f) to terminate all other intercompany agreements and relationships (including any referral agreements) between Seller or any of its Subsidiaries and Company or any of its Subsidiaries other than as set forth in the Transition Services Agreement, and settle all unpaid invoices and accounts; and

(g) subject to applicable law and regulatory requirements, to pay to Seller (i) the cash dividend previously approved by the Board of Directors of Company in the amount of $15,000,000 and (ii) an additional cash dividend as of the Closing Date (payable immediately prior to the Closing Date) equal to 50% of the consolidated earnings of Company and its Subsidiaries, calculated in the manner specified in Exhibit B, for the period from September 30, 2006 through the Closing (provided, however, that in no event shall the dividend paid pursuant to this clause (ii) exceed Forty Million U.S. Dollars ($40,000,000)).

In addition to the foregoing, Purchaser acknowledges that Seller has the right at any time to withdraw some or all of the assets of customers of Seller and its non-Company Subsidiaries.

5.3 Forbearances of Seller. During the period from the date of this Agreement to the Closing Date, except as set forth in Section 5.3 of the Disclosure Schedule or as expressly contemplated or permitted by this Agreement (including, without limitation, pursuant to Section 5.2), Seller shall not with respect to Company and Company’s Subsidiaries, and Seller shall not permit Company or any Company Subsidiary to do any of the following, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld:

(a)(i) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance existing indebtedness, and indebtedness of Company or any of its Subsidiaries to Company or any of its Subsidiaries, and indebtedness under existing lines of credit), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (except to the extent committed to prior to the date hereof and set forth in Section 3.14 of the Disclosure Schedule) in an aggregate amount in excess of $2,000,000 (provided that any indebtedness, loans or advances involving Seller and its Affiliates shall be in the ordinary course consistent with past practice and shall not require the payment of any penalty or premium) or (ii) incur any capital expenditures (other than capital expenditures incurred pursuant to contracts or commitments in force on the date of this Agreement) in an aggregate amount in excess of $12,000,000;

(b)(i) adjust, split, combine or reclassify any capital stock, (ii) make, declare or pay any dividend or distribution (except for dividends paid in the ordinary course of business by any Subsidiary (whether or not wholly-owned) of Company to Company or any wholly owned Subsidiary of Company) or make any other distribution on any shares of its capital stock or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock, (iii) grant any stock appreciation rights or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock, (iv) issue any additional shares of capital stock or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets, including capital stock in any Company Subsidiary, to any individual, corporation or other entity other than a direct or indirect wholly-owned Company Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except (i) in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Seller, (ii) pursuant to contracts or agreements in force at the date of this Agreement that are, if involving properties or assets having a value in excess of $1,000,000 or any capital stock in any Company Subsidiary, set forth in the Disclosure Schedule or (iii) otherwise with respect to properties, assets and indebtedness with an aggregate fair market value not in excess of $2,000,000;

(d)(i) acquire any business entity, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation, limited partnership or other entity other than a wholly-owned Company Subsidiary, other than, in the case of clause (ii), for investments in the ordinary course of business consistent with past practice for cash consideration with an aggregate value not in excess of $2,000,000;

(e)(i) except (v) as set forth on Section 5.3(e) of the Disclosure Schedule, (w) payment of fiscal 2006 bonuses in the ordinary of business consistent with past practice, (x) changes to Seller plans applicable to Seller employees generally), (y) as required under applicable law or the terms of any existing agreement to which Company is a party, and (z) for increases in annual base salary at times and in amounts in the ordinary course of business consistent with past practice, which shall not exceed 4% in the aggregate (on an annualized basis), increase in any manner the compensation or benefits of any of the current or former directors, officer or employees of Company or its Subsidiaries (collectively “Employees”), (ii) pay any pension or retirement allowance not required by any current plan or agreement to any Employee, (iii) become a party to, establish, amend, commence participation in, terminate or commit itself to any stock option plan or other stock-based compensation plan, compensation (including, without limitation, any employee co-investment fund), severance, pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any Employee (or newly hired employees), (iv) accelerate the vesting of any stock-based compensation under any Company-Only Plans, (v) hire or terminate the employment of any employee of the Company or its Subsidiaries who has (in the case of employees to be terminated) or would have (in the case of employees to be hired) target total compensation (cash and target equity) of $300,000 or more, other than terminations for cause (provided, that, in the event Company desires to hire an employee with such target or greater total compensation, Company and Purchaser shall cooperate in a reasonably prompt manner to discuss such request, and Purchaser shall not unreasonably withhold its consent to such request), or (vi) transfer any current Employee to Seller or its Subsidiaries (other than the Company or its Subsidiaries) or transfer any employee or officer of Seller or its Subsidiaries (other than an Employee) to the Company or any of its Subsidiaries;

(f) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $5,000,000 individually or $10,000,000 in the aggregate, or waive or release any material rights or claims other than in the ordinary course of business consistent with past practice;

(g) change its methods of accounting (or the manner in which it accrues for liabilities) in effect at September 30, 2006, except as required by changes in GAAP as concurred in by Deloitte & Touche LLP, its independent auditors;

(h) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes;

(i) adopt or implement any amendment to its Certificate of Incorporation or any changes to its bylaws or comparable organizational documents;

(j) materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or materially alter the credit or risk concentrations associated with its underwriting and other investment banking businesses (it being understood and agreed that in the event that Company desires to undertake any of the foregoing, (i) the Company officers set forth on Schedule 5.3(j) may discuss such desire directly with the Purchaser officers set forth on such Schedule, (ii) such officers shall discuss the desired action(s) in good faith and with a view to determining the appropriate course of action as promptly as practicable and (iii) Purchaser shall not unreasonably withhold its consent to the requested actions under this clause (j));

(k) enter into, amend in any material respect or terminate any contract of the sort required to be disclosed pursuant to Section 3.14, other than in the ordinary course of business consistent with past practice; provided that in no event shall Company or any Company Subsidiary enter into any contract of the sort required to be disclosed pursuant to Section 3.14(a) (iii), (vi), (vii), (x) or (xi) or that calls for aggregate annual payments of $1,000,000 or more unless terminable on 90 days or less notice without payment of any penalty or premium;

(l) take any action that is intended or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied, except, in every case, as may be required by applicable law; or

(m) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.3.

5.4 No Solicitation. Prior to the Closing Date, or until this Agreement is terminated in accordance with its terms, Seller shall not, Seller shall cause Company not to, and Seller shall use all reasonable efforts to cause Seller’s and Company’s respective officers, employees, directors, agents or representatives not to, directly or indirectly, solicit or initiate discussions or engage in negotiations with, or provide information (other than publicly available information) to, or authorize any financial advisor or other Person to solicit or initiate discussions or engage in negotiations with, or provide information to, any Person (other than Purchaser or a Purchaser Representative) concerning any potential sale of capital stock of, or merger, consolidation, combination, sale of assets, reorganization or other similar transaction involving, Company.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Each of Purchaser and Seller shall, and shall cause its Subsidiaries to, (i) take, or cause to be taken, all actions necessary, proper to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the transactions contemplated hereby, including, without limitation, obtaining any third party consent which may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated hereby (including, for purposes of this Section 6.1, required in order to continue any contract or agreement with Company or its Subsidiaries following Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain (and cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity which is required or advisable to be obtained by Seller or Purchaser, respectively, or any of their respective Subsidiaries in connection with the transactions contemplated by this Agreement. The parties hereto shall cooperate with each other and promptly prepare and file all necessary documentation, and to effect all applications, notices, petitions and filings (including, if required, notification under the HSR Act), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement. Purchaser and Seller shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Seller, Company or Purchaser, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each of Purchaser and Seller shall resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement. For purposes of this Section 6.1(a), in taking each of the foregoing actions each party shall be required only to use commercially reasonable efforts; provided that with respect to obtaining the approval of the Federal Reserve Board and the approvals of all other relevant Federal and state bank and thrift regulators to the transactions contemplated by this Agreement, each party shall be required to use reasonable best efforts.

(b) Purchaser and Seller shall, upon request, furnish each other with all information concerning Purchaser, Seller, Company and their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Purchaser, Seller, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

(c) Purchaser and Seller shall promptly advise each other upon receiving any communication from any Governmental Entity or third party whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval or other consent or approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2 Access to Information.

(a) Subject to the Confidentiality Agreement, Seller agrees to provide Purchaser and Purchaser’s officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives (collectively, the “Purchaser Representatives”), from time to time prior to the Closing Date or the termination of this Agreement, such information as Purchaser shall reasonably request with respect to Company and its Subsidiaries and their respective businesses, financial conditions and operations and such access to the properties and personnel of Company and its Subsidiaries as Purchaser shall reasonably request, which access shall occur during normal business hours and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Company or its Subsidiaries. Except as required by law, Purchaser will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information received from Seller or Company, directly or indirectly, in accordance with the Confidentiality Agreement.

(b) Seller and Company shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize the attorney-client or other legal privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

6.3 No Additional Representations. Purchaser acknowledges that neither Seller nor any of its Affiliates is making any representation or warranty, express or implied, as to any financial or other matter with respect to Seller, Company or their respective Subsidiaries, except for the representations and warranties expressly set forth in Article III. Seller acknowledges that neither Purchaser nor any of its Affiliates is making any representation or warranty, express or implied, as to any financial or other matter with respect to Purchaser or its Subsidiaries, except for the representations and warranties expressly set forth in Article IV.

6.4 Public Disclosure. Seller and Purchaser shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or any of the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed), except as may be required by law or the rules of any market or exchange on which the shares of Seller or Purchaser may be listed for trading, in which case the party proposing to issue such press release or make such public statement or disclosure shall consult with the other party before issuing such press release or making such public statement or disclosure.

6.5 Employees; Employee Benefit Matters.

(a) Following the Closing Date, Purchaser shall maintain or cause to be maintained compensation opportunities, employee pension and welfare plans for the benefit of employees who are actively employed by the Company and its Subsidiaries as of the Closing Date (“Covered Employees”) which, in the aggregate, are generally substantially comparable to those compensation opportunities and other employee, pension and welfare benefits that are made available to similarly situated employees of Purchaser or its Subsidiaries as applicable, provided, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Purchaser or its Subsidiaries; provided, further, that until such time as Purchaser shall cause Covered Employees to participate in the benefit plans that are made available to similarly situated employees of Purchaser or its Subsidiaries, the Covered Employees continued participation in the benefit plans of the Company and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence. Notwithstanding the foregoing, (i) each Covered Employee shall be eligible for severance benefits following the Closing Date solely under Purchaser’s severance plan and (ii) nothing herein shall obligate Purchaser or any of its Subsidiaries to continue the employment of any Covered Employee.

(b) For purposes of their participation in the employee benefit plans, arrangements and agreements of Purchaser (the “Purchaser Benefit Plans”), Purchaser shall credit each Covered Employee of Company and each of its Subsidiaries with full credit for all service credited under the Company Benefit Plans (including service with Company prior to the Closing Date and, where applicable, service with prior or predecessor employers to the extent credit is given for such service under the Company Benefit Plans) for purposes of eligibility to participate and receive benefits, for purposes of vesting and, except under defined benefit pension plans, for purposes of benefit accruals; provided that such recognition of service shall not operate to duplicate benefits with respect to Covered Employee and Covered Employees shall receive no credit for service under closed or frozen Purchaser Benefit Plans. With respect to Purchaser welfare benefit plans, Purchaser shall use commercially reasonable efforts to cause any such plan to waive any pre-existing condition exclusions and actively-at-work requirements thereunder with respect to the Covered Employees and their eligible dependents (to the extent waived under the applicable Company welfare benefit plan and, with respect to life insurance coverage, up to the Covered Employee’s current level of insurability) and ensure that any covered expenses incurred on or before the Closing Date (or, if later, the date on which such Covered Employee commences participation in a Purchaser Benefit Plan) shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date, to the extent that such expenses are taken into account for the benefit of similarly situated employees of Purchaser.

(c) Purchaser shall cause Company to honor all written contractual obligations of Company and its Subsidiaries to their respective current and former employees, directors and independent contractors, including, but not limited to, all obligations under employment, severance and consulting plans and arrangements and under all other Company-Only Plans to the extent disclosed on Section 3.11(a) of the Company Disclosure Schedule; provided that nothing herein shall limit the right of Purchaser or any of its Subsidiaries to terminate any particular plan or agreement in accordance with its terms. Notwithstanding the foregoing, for at least the one-year period following the Closing Date, Purchaser shall continue to provide to participating retirees as of the date hereof post-retirement benefits that are substantially comparable to the post-retirement benefits provided under Company-Only Plans as in effect for such retirees as of immediately prior to the Closing Date.

(d) Without limiting the generality of the final sentence of Section 10.10, nothing in this Section 6.5, express or implied, is intended to or shall confer upon any other person including without limitation any employee or former employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement and no provision of this Section 6.5 shall constitute an amendment of any Company Benefit Plan.

(e) Seller shall cause the Board of Directors of the Company (or the appropriate committee thereof) to take the necessary action to amend the Company-Only Plans and any Company sponsored employee benefit trusts or other funding vehicles (the “Company Benefit Trusts”), including without limitation those listed on Schedule 6.5(e) of the Company Disclosure Schedule, or take such other appropriate action, to ensure that for purposes of the Company-Only Plans and the Company Benefit Trusts, the transactions contemplated by this Agreement (either standing alone or together with any other event) will not constitute a “change of control” (or any derivation of such term) and that in no event shall the transactions contemplated by this Agreement (either standing alone or together with any other event) result in (i) the accelerated payment or vesting of any compensation or benefits under any Company-Only Plans, (ii) the right to receive severance or similar benefits under any Company-Only Plans, (iii) the funding of any Company Benefit Trusts, (iv) any limitation on the ability of the Company to amend or terminate any Company-Only Plan or Company Benefit Trust, or (v) any limitation on the Company’s right to receive a reversion of assets. Prior to adoption, Seller shall provide

Purchaser with copies of such amendments and/or resolutions and the opportunity to comment on them. Prior to the Closing Date, Seller shall have ratified the amendments required by this Section 6.5(e).

6.6 Nonsolicit of Employees and Clients.

(a) Seller agrees that, for a period of two years from the Closing Date, without the prior written consent of Purchaser, neither Seller nor any of its Affiliates will (or will assist or encourage others to), directly or indirectly, solicit to hire (or cause or seek to cause to leave the employ of Company or any Company Subsidiary or any of their successors) any officer or employee of Company or any Company Subsidiary as of the Closing Date; provided that Seller and its Affiliates shall not be in breach of this provision where an employee (i) has, prior to the Closing Date, been severed or been in receipt of notice to terminate his or her employment, (ii) is solicited by way of any general solicitation or advertisement not targeted at such employee, or (iii) contacts Seller or its Affiliates without any solicitation by Seller or any of its Affiliates; provided, however, that notwithstanding the foregoing, in no event during such two-year period shall Seller or any of its Affiliates hire any Key Employee unless such person has not been an employee of Company or its Affiliates for at least six months. As used herein, “Key Employee” means any executive officer of Company, any of Company’s department or function heads, or any investment management or client relationship management team member.

(b) Seller agrees that, for a period of two years from the Closing Date, without the prior written consent of Purchaser, neither Seller nor any of its Affiliates will, directly or indirectly, enter into any investment advisory, sub-advisory, management or other agreement for the provision of investment advisory or sub-advisory, wealth management, planning or similar services (other than an agreement which may provide such services as an incidental part of a brokerage account and was not undertaken with a view to avoiding the restrictions contained herein) with any Person that (i) is a customer or client of Company or any of its Subsidiaries as of the Closing Date or who was such at any time during the twelve-month period prior to the Closing Date and (ii) accounted for gross revenues during any twelve month period during the past two years (or, if such Person has been a customer or client for less than twelve months, an annualized gross revenue run-rate) of not less than $25,000, or persuade or attempt to persuade any such Persons not to purchase any of the products or services provided by Company or its Subsidiaries. For the avoidance of doubt, any and all customer and client lists, mandates and other information shall be subject to the provisions of Section 6.12.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) Purchaser shall cause Company to indemnify, defend and hold harmless, the present and former officers and directors of Company and each of Company’s Subsidiaries in their capacities as such (each a “Company Indemnified Party”) in accordance with the Certificate of Incorporation and bylaws, or other charter documents, of Company and the respective Company Subsidiaries and any agreements or plans maintained by Company and the respective Company Subsidiary, to the fullest extent permitted thereunder and not prohibited by law after the Closing Date against all losses, expenses, claims, damages and liabilities arising out of actions or omissions occurring on or prior to the Closing Date (other than the transactions contemplated hereby, which liabilities shall be retained by Seller); provided that in no event shall a “Company Indemnified Party” include any Person who is or was employed or retained primarily by Seller or an Affiliate of Seller (other than Company and its Subsidiaries) and not primarily employed or retained by Company or its Subsidiaries, and Seller agrees that it shall indemnify, defend and hold harmless such individuals to the same extent that Purchaser is agreeing with respect to the Company Indemnified Parties.

(b) In the event following the Closing Purchaser or any of its successors or assigns or Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Purchaser or Company, as applicable, assume the obligations set forth in this section.

(c) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.8 Additional Agreements. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, the requesting party.

6.9 Transition Services Agreement. At the Closing Date, Seller and Company will enter into the Transition Services Agreement on substantially the terms set forth in Section 6.9 of the Disclosure Schedule, providing for the continuation by Seller or its Affiliates of data center services to Company for eighteen months following the Closing.

6.10 Certain Fund and Client Matters.

(a) Seller shall use its reasonable best efforts, or cause Company and its applicable Subsidiaries to use their reasonable best efforts, with respect to each public U.S. Fund (including the Excelsior Mutual Funds) (A) to request, as promptly as practical following the date of this Agreement, the applicable board of directors or trustees (or Persons performing similar functions) of each public U.S. Fund (each, a “Public Fund Board”) to approve (and to recommend that the shareholders of such Fund approve) a new Investment Advisory Agreement with the relevant Company entity, to be effective at the Closing, containing terms that, taken as a whole, subject to applicable law, are no less favorable to such entity than the terms of the existing Investment Advisory Agreement between such public U.S. Fund and the relevant Company entity; (B) to request, as promptly as practical following receipt of the approval and recommendation described in clause (A) above, such Public Fund Board to call a special meeting of the shareholders of such public U.S. Fund to be held as promptly as reasonably practical for the purpose of voting upon a proposal to approve (in the requisite manner) such new Investment Advisory Agreement; (C) to prepare and to file (or to cause to be prepared and filed) with the SEC and all other applicable Governmental Authorities, as promptly as practical following receipt of the approval and recommendation described in clause (A) above, all registration statements and proxy solicitation materials required to be distributed to the shareholders of such public U.S. Fund with respect to the actions recommended for shareholder approval by such Public Fund Board and to mail (or to cause to be mailed) such proxy solicitation materials as promptly as practical after clearance thereof by the SEC (if applicable); and (D) to submit (or to request such Public Fund Board to submit), as promptly as practical following the mailing of the proxy materials to the shareholders of such public U.S. Fund for a vote at a shareholders meeting the proposal described in clause (B) above.

(b) Purchaser agrees, insofar as within the control of it or its affiliates, to use its reasonable best efforts to assure compliance with the conditions of Section 15(f) of the 1940 Act with respect to the public U.S. Funds. Without limiting the foregoing, Purchaser agrees that (i) for a period of not less than three years after the Closing Date, Purchaser shall use its reasonable best efforts to assure that no more than 25% of the members of the Board of Directors of any public U.S. Fund shall be “interested persons” (as defined in the 1940 Act) of Purchaser (or such other entity which acts as adviser or subadviser to the Funds) or of the predecessor investment adviser or any subadviser of the Funds and (ii) neither Purchaser nor any affiliate (including any parent company of Purchaser) of Purchaser (or any entity which will act as adviser or subadviser to the Funds), for a period of not less than two years after the Closing Date, shall impose or shall have any express or implied understanding, arrangement or intention to impose an “unfair burden” (as such term is used in Section 15(f) of the 1940 Act) on any of the Funds as a result of the transactions contemplated hereby.

(c) With respect to each Client not covered by the approval provisions of Section 6.10(a), including each Fund that is not a public U.S. Fund, Seller shall use its reasonable best efforts, or shall cause the Company to use its reasonable best efforts, to obtain, in accordance with applicable law and the applicable Investment Advisory Agreement, and as promptly as practical following the date of this Agreement, such approvals, consents or other actions, if any, by (x) the boards of directors or comparable governing bodies, if any, regulating or self-regulating authorities or shareholders required by applicable law or the arrangements governing any Client that is a Fund, and (y) for Clients that are not Funds, such Client, so that in all cases after the Closing Company or its applicable Subsidiary may continue its applicable management, advisory or sub-advisory relationship on terms that, taken as a whole, subject to applicable law, are no less favorable to such entity than the terms of the existing Investment Advisory Agreement between such Client and the applicable Company entity.

(d) Purchaser shall be provided a reasonable opportunity to review and comment on all consent materials to be used by the Company or its applicable Subsidiary pursuant to Section 6.10(a) and (c) prior to distribution. Seller shall promptly upon receipt by Seller, Company or its applicable Subsidiary make available to Purchaser copies of any and all substantive correspondence between it and Clients or representatives or counsel of such Clients relating to the consent solicitation provided for in this Section 6.10. Purchaser shall cooperate and provide such reasonable assistance as Seller may request in connection with seeking the consents contemplated by this Section 6.10, and shall not take any action with respect to the U.S. Public Funds that would reasonably be expected to cause fund shareholders to not approve new Investment Company Advisory Agreements.

6.11 Additional Agreements Regarding Tax Matters.

(a) Interim Periods. In the case of any Interim Period

(i) income Taxes (including income based franchise Taxes) and other transactional based Taxes, e.g., sales Tax, of each of the Company and its Subsidiaries for the portion of any Interim Period ending on the Closing Date will be computed as if such taxable period ended as of the close of business on the Closing Date, and, in the case of any such Taxes of any of the Company and its Subsidiaries attributable to the ownership by any of the Company and its Subsidiaries of any equity interest in any partnership or other “flowthrough” entity (other than the Company and its Subsidiaries), as if a taxable period of such partnership or other “flowthrough” entity ended as of the close of business on the Closing Date; and

(ii) any other Tax of each of the Company and its Subsidiaries for the portion of any Interim Period ending on the Closing Date will be computed by multiplying the total amount of such Tax for the full taxable period that includes but does not end on the Closing Date by a fraction, the numerator of which is the number of days from the beginning of such taxable period to and including the Closing Date and the denominator of which is the total number of days in such full taxable period.

(b) Preparation and Filing of Tax Returns.

(i) Purchaser will be responsible for preparing and filing (or causing the preparation and filing of) all Tax Returns with respect to the assets and activities of Company and its Subsidiaries for all Interim Periods and Post-Closing Periods. Seller agrees to cooperate with Purchaser, in accordance with Purchaser’s reasonable requests, in the preparation and filing of such Tax Returns.

(ii) Seller will be responsible for preparing and filing (or causing the preparation and filing of) all Tax Returns with respect to the assets and activities of Company and its Subsidiaries for all Pre-Closing Periods (other than any Interim Period), including those Tax Returns that are due after the Closing Date. Purchaser agrees to cooperate with Seller, in accordance with Seller’s reasonable requests, in the preparation and filing of such Tax Returns and shall make appropriate officers of Company available to review and sign such Tax Returns.

(iii) Seller covenants and agrees that, for the taxable period ending on the Closing Date, Company will be included in the affiliated group which includes Seller for federal income Tax purposes and the results of its operations for such period will be reflected in a consolidated federal income Tax Return prepared for such affiliated group.

(iv) Purchaser covenants and agrees that, for the taxable period beginning on the day after the Closing Date, Company will be included in the affiliated group which includes Purchaser for federal income Tax purposes and the results of its subsequent operations will be reflected in a consolidated federal income Tax Return prepared for such affiliated group.

(v) Subject to the provisions of this Agreement, all decisions relating to the preparation of Tax Returns shall be made in the sole discretion of the party responsible under this Agreement for such preparation.

(c) Payment of Taxes. From and after the Closing Date:

(i) Seller will pay or cause to be paid all Taxes with respect to Tax Returns which Seller is obligated to prepare and file or cause to be prepared and filed pursuant to Section 6.11(b) (and Company, upon request from Seller, shall reimburse Seller to the extent such Taxes are included as a liability (excluding any reserve for deferred Taxes) on the Closing Balance Sheet); provided, however, that Purchaser hereby assumes and agrees to pay directly to or at the direction of Seller, at least five days prior to the date payment (including estimated payment) thereof is due, the share of such Taxes relating to the Company and its Subsidiaries for the Post-Closing Period.

(ii) Purchaser will pay or cause to be paid all Taxes with respect to Tax Returns which Purchaser is obligated to prepare and file or cause to be prepared and filed pursuant to Section 6.11(b); provided, however, that Seller hereby assumes and agrees to pay directly to or at the direction of Purchaser, at least five days prior to the date payment (including estimated payment) thereof is due, the share of such Taxes relating to the Company and its Subsidiaries for the Pre-Closing Period.

(d) Seller’s Contest Rights Regarding Taxes. Notwithstanding any other provision of this Agreement to the contrary, Seller shall, at is own expense, have the sole right (but not the obligation) to control, defend, settle, compromise or prosecute in any manner any audit, examination, investigation, hearing or other proceeding (collectively, “Tax Proceeding”) with respect to any Tax Return of Company and its Subsidiaries involving only Pre-Closing Periods; provided, however, Seller, without the consent of Purchaser (which consent will not be unreasonably withheld or delayed), shall not settle, compromise or abandon any Tax Proceeding with respect to a Pre-Closing Period if such action would materially adversely affect the Purchaser, its Affiliates, or, following the Closing Date, the Company and its Subsidiaries. In addition, (i) Seller shall keep Purchaser duly informed of any such Tax Proceedings and (ii) Purchaser shall be entitled to receive copies of all correspondence and documents relating to such Tax Proceedings (but, for these purposes, excluding access to any financial and other confidential or proprietary information pertaining to any member of Seller’s consolidated group other than Company and its Subsidiaries).

(e) Purchaser’s Contest Rights Regarding Taxes. Except as expressly provided otherwise in Section 6.11(d) or in Article IX, Purchaser shall, at its own expense, have the sole right (but not the obligation) to control, defend, settle, compromise, or prosecute in any manner a Tax Proceeding with respect to any Tax Return of Company and its Subsidiaries; provided, however, Purchaser, without the consent of Seller (which consent will not be unreasonably withheld or delayed), shall not settle, compromise or abandon any Tax Proceeding related to an Interim Period. In addition, (i) Purchaser shall keep Seller duly informed of any Tax Proceedings in connection with Taxes for any Interim Period and (ii) Seller shall be entitled to receive copies of all correspondence and documents relating to such Tax Proceedings (but, for these purposes, excluding access to any financial and other confidential or proprietary information pertaining to any member of Purchaser’s consolidated group other than Company and its Subsidiaries).

(f) Tax Sharing Agreements. On the Closing Date, all Tax sharing agreements and arrangements between (a) any of the Company and its Subsidiaries, on the one hand, and (b) Seller or any of its Affiliates (other than any of the Company and its Subsidiaries), on the other hand, will be terminated and have no further effect for any taxable year or period (whether a past, present or future year or period), and no additional payments will be made thereunder on or after the Closing Date in respect of a redetermination of Tax liabilities or otherwise.

(g) Notification Requirements. Purchaser shall, and shall cause Company to, promptly (but in all events within 20 Business Days of receipt thereof) forward to Seller all written notifications and other written communications from any Tax authority received by Purchaser or Company relating solely to any Pre-Closing Period of Company, and, consistent with the provisions of Section 6.11(d), Purchaser shall, and shall cause Company to take such reasonable actions as requested by Seller to enable Seller to take any action Seller deems appropriate with respect to any proceedings relating thereto.

(h) Cooperation. Purchaser, Seller and Company shall each at their own expense cooperate with each other and make available to each other such Tax data and other information as may be reasonably required in connection with (i) the preparation or filing of any Tax Return, election, consent or certification, or any claim for refund, (ii) any determinations of liability for Taxes, or (iii) any Tax Proceeding (“Tax Data”). Such cooperation shall include, without limitation, making their respective employees and independent auditors reasonably available on a mutually convenient basis for all reasonable purposes, including, without limitation, to sign Tax forms and consents, to provide explanations and background information and to permit the copying of books, records, schedules, workpapers, notices, revenue agent reports, settlement or closing agreements and other documents containing the Tax Data (“Tax Documentation”). The Tax Data and the Tax Documentation shall be retained until one year after the expiration of all applicable statutes of limitations (including extensions thereof); provided, however, that in the event an audit, examination, investigation or other proceeding has been instituted prior to the expiration of an applicable statute of limitations, the Tax Data and Tax Documentation relating thereto shall be retained until there is a final determination thereof (and the time for any appeal has expired).

(i) Carryforwards and Carrybacks. Purchaser will cause each of the Company and its Subsidiaries to elect, where permitted by law, to carry forward any net operating loss, net capital loss, charitable contribution or other item arising after the Closing Date that could, in the absence of such an election, be carried back to a taxable period of any of the Company and its Subsidiaries ending on or before the Closing Date in which any of the Company and its Subsidiaries were included in a consolidated income Tax Return. Purchaser, on its own behalf and on behalf of its Affiliates, hereby waives any right to use or apply any net operating loss, net capital loss, charitable contribution or other item of any of the Company and its Subsidiaries for any Tax year ending on any date following the Closing Date to any period of any of the Company and its Subsidiaries ending on or before the Closing Date.

(j) Refunds. Seller will be entitled to retain, or receive prompt payment from Purchaser or any of its Affiliates (including the Company and its Subsidiaries) of any refund or credit arising with respect to any of the Company and its Subsidiaries (including, refunds and credits arising by reason of amended Tax Returns filed after the Closing Date or otherwise) relating to Taxes with respect to any Pre-Closing Period. Purchaser and the Company and its Subsidiaries will be entitled to retain, or receive prompt payment from Seller of, any refund or credit with respect to Taxes with respect to any Post-Closing Period relating to any of the Company and its Subsidiaries. Purchaser and Seller will equitably apportion any refund or credit with respect to Taxes with respect to any Interim Period consistent with the provisions of Section 6.11(a). The amount of any refund or credit which Seller is entitled to retain or receive pursuant to this Section 6.11(j) shall be limited to the amount of such refund or credit that exceeds the portion, if any, of such refund or credit that is reflected as an asset on the Closing Balance Sheet, increased by any interest actually paid with respect to such refund that accrued after the Closing Date. The amount of any refund or credit which Purchaser or Seller is entitled to retain or receive pursuant to this Section 6.11(j) shall be reduced to take account of any Taxes incurred upon the receipt of such refund or credit. All payments required to be made pursuant to this Section 6.11(j) shall be made within thirty days after receipt or entitlement to the refund or credit by Seller, Purchaser, the Company or its Subsidiaries. Notwithstanding anything to the contrary in this Section 6.11(j), Seller shall be entitled to receive and retain any Tax refund (including interest actually paid with respect to such refund) which represents a refund of Taxes that it previously paid pursuant to the indemnity provisions in Section 9.4(a).

(k) Transfer Taxes. All applicable sales and transfer Taxes and filing, recording, registration, stamp, documentary and other similar Taxes and fees payable in connection with the transactions contemplated by this Agreement or the documents giving effect to such transactions will be shared equally between Seller and Purchaser.

6.12 Post-Closing Confidentiality.

(a) Following the Closing, the confidentiality obligations of Purchaser under the Confidentiality Agreement with respect to information relating to Company and its Subsidiaries shall terminate. Following the Closing, Seller shall, and shall cause its controlled Affiliates and its and their officers, directors, employees, consultants, agents and advisors to, keep confidential and not use for its benefit or for the benefit of any other Person, any and all Company Confidential Information.

(b) Following the Closing, Purchaser shall, and shall cause its controlled Affiliates and its and their officers, directors, employees, consultants, agents and advisors to, keep confidential and not use for its benefit or for the benefit of any other Person, any and all Seller Confidential Information.

(c) Notwithstanding the foregoing, if a party hereto or its Affiliates or any of their officers, directors, employees, consultants, agents or advisors (collectively, “Disclosing Party”) is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any such information, the Disclosing Party will provide the other party with notice of such request or requirement as promptly as practicable (unless not permitted by applicable law) so that such

Party may seek a protective order or other appropriate remedy and/or waive compliance with the foregoing provisions of this Agreement. The Disclosing Party will cooperate reasonably with the other party in connection with such other party’s efforts to seek such an order or remedy. If the other party does not obtain such protective order or other remedy, or the other party waives the Disclosing Party’s compliance with the provisions of this Section 6.12, the Disclosing Party will furnish only that portion of the applicable confidential information that is legally required, and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such disclosed information. Any disclosure made as permitted hereunder shall not be a breach of this Section 6.12.

(d) Notwithstanding the foregoing, the parties’ respective Confidential Information shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Purchaser (in the case of Seller Confidential Information) or Seller (in the case of Company Confidential Information) or such other Persons in breach hereof, or (ii) becomes available to Purchaser or Seller after the Closing Date on a non-confidential basis from a source other than Company or a Company Subsidiary, provided that such source is not, after reasonable inquiry, known to be bound by a confidentiality agreement or other contractual, legal or fiduciary obligation with respect to such information.

(e) Each Party acknowledges and agrees that due to the unique nature of the other party’s Confidential Information there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach or threatened breach may allow a Party or third parties to unfairly compete with the other Party resulting in irreparable harm to such Party, and therefore, that upon any such breach or any threat thereof, each Party will be entitled to appropriate equitable and injunctive relief from a court of competent jurisdiction without the necessity of proving actual loss, in addition to whatever remedies either of them might have at law or equity.

6.13 Cooperation. Following the Closing, each party agrees to cooperate in good faith to provide information to the other party that is reasonably necessary in connection with regulatory, legal, accounting and similar matters of Seller and its Affiliates on the one hand and Company and its Affiliates on the other (and not relating to any dispute, litigation or arbitration between the parties hereto or their Affiliates). The parties agree that any information provided pursuant to this provision shall be kept confidential and shall not be used for any purpose except for the reason given in the request.

6.14 Certain Other Matters. The parties agree to take such other actions as may be set forth in Schedule 6.14.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated.

(b) No Injunctions or Restraints; Illegality. No order, injunction, decree or judgment issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Closing.

7.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the Closing is also subject to the satisfaction or waiver by Purchaser at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller set forth in Article III of this Agreement shall be true and correct in all material respects (for this purpose disregarding any qualification or limitation as to materiality or a Material Adverse Effect), in each case as of the date of this Agreement and as of the Closing Date as though made on such Closing Date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date; provided that, if any of such representations and warranties shall not be so true and correct, then the condition stated in this Section 7.2(a) shall be deemed satisfied if and only if the cumulative effect of all inaccuracies of such representations and warranties (for this purpose disregarding any qualification or limitation as to materiality or Material Adverse Effect) shall not be or have a Material Adverse Effect. Purchaser shall have received a certificate signed on behalf of Seller by its Chief Executive Officer or Chief Financial Officer to the foregoing effect.

(b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Purchaser shall have received a certificate signed on behalf of Seller by its Chief Executive Officer or Chief Financial Officer to the foregoing effect.

(c) Investment Advisory Agreement. A new Investment Advisory Agreement for each of the Excelsior Mutual Funds shall have been approved by the applicable Public Fund Board and by the shareholders of each such Fund in the manner contemplated by Section 6.10(a)(i)(A).

7.3 Conditions to Obligations of Seller. The obligation of Seller to effect the Closing is also subject to the satisfaction or waiver by Seller at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth in Article IV of this Agreement shall be true and correct in all material respects (for this purpose disregarding any qualification or limitation as to materiality or a Material Adverse Effect), in each case as of the date of this Agreement and as of the Closing Date as though made on such Closing Date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date; provided that, if any of such representations and warranties shall not be so true and correct, then the condition stated in this Section 7.3(a) shall be deemed satisfied if and only if the cumulative effect of all inaccuracies of such representations and warranties (for this purpose disregarding any qualification or limitation as to materiality or Purchaser Material Adverse Effect) shall not be or have a Purchaser Material Adverse Effect. Seller shall have received a certificate signed on behalf of Purchaser by its Chief Executive Officer or Chief Financial Officer to the foregoing effect.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Seller shall have received a certificate signed on behalf of Purchaser by its Chief Executive Officer or Chief Financial Officer to the foregoing effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of Seller and Purchaser;

(b) by either Seller or Purchaser, if the Closing shall not have occurred on or before December 1, 2007 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

(c) by either Seller or Purchaser, if any Requisite Regulatory Approval required to be obtained pursuant to Section 7.1(a) has been denied by the relevant Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(d) by Seller, if Purchaser has breached any representation, warranty, covenant or agreement on the part of Purchaser contained in this Agreement in any material respect (for this purpose disregarding any qualification or limitation as to materiality or a Purchaser Material Adverse Effect), which breach would, individually or together with all such other then uncured breaches by Purchaser, constitute grounds for the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied at the Closing Date and such breach is not cured within 15 Business Days after written notice thereof to Purchaser; or

(e) by Purchaser, if Seller has breached any representation, warranty, covenant or agreement on the part of Seller contained in this Agreement in any material respect (for this purpose disregarding any qualification or limitation as to materiality or a Purchaser Material Adverse Effect), which breach would, individually or together with all such other then uncured breaches by Seller, constitute grounds for the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied at the Closing Date and such breach is not cured within 15 Business Days after written notice thereof to Seller.

8.2 Effect of Termination. In the event of termination of this Agreement pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that (i) the last sentence of Section 6.2(a) (Access to Information), and Section 6.4 (Public Disclosure), Section 8.2 (Effect of Termination), Section 10.1 (Expenses), Section 10.2 (Notices) and Section 10.6 (Governing Law) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

INDEMNIFICATION

9.1 Survival of Representations and Warranties and Agreements. The respective representations and warranties of Seller and Purchaser contained in this Agreement shall survive the Closing but shall expire on the eighteen month anniversary of the Closing Date, except with respect to, and to the extent of, any claim of which written notice specifying, in reasonable detail, the nature and, to the extent known, amount of the claim has been given by one party to the other prior to such expiration; provided, however, that, notwithstanding the foregoing, the representations and warranties set forth in (i) Section 3.1(b) (second and third sentences only) (Corporate Organization), Section 3.2 (Capitalization), Section 3.3(a) (Authority; No Violation) and Section 3.22 (Broker’s Fees) (the “Designated Seller Representations”) and Section 4.2(a) (Authority; No Violation) and Section 4.8 (Broker’s Fees) (the “Designated Purchaser Representations”) shall survive the Closing and continue in full force and effect indefinitely and (ii) Section 3.10 (Taxes and Tax Returns) shall survive the Closing and continue in full force and effect to the full extent of any applicable statute of limitations. The respective covenants and agreements of Seller and Purchaser contained in this Agreement (including, without limitation, the indemnification obligations set forth in this Article IX) shall survive the Closing, provided that any such covenants and agreements that by their terms are to be performed prior to the Closing Date shall survive the Closing only until the twelve month anniversary of the Closing.

9.2 Indemnification by Seller. Subject to the remaining provisions of this Article IX, Seller shall indemnify, defend and hold Purchaser and its officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the “Purchaser Indemnitees”) harmless from and after the Closing Date for the period set forth in Section 9.1 (including any extension thereof as expressly provided for in such Section) from and against any Damages incurred or suffered by the Purchaser Indemnitees to the extent resulting or arising from: (a) any inaccuracy in any of the representations and warranties made herein by Seller (for this purpose disregarding any qualification or limitation as to materiality or a Material Adverse Effect), (b) any breach of any covenant or agreement of Seller made herein (other than Section 5.3(h) or Section 6.11, which shall be governed by Section 9.4) or (c) any of the matters listed on Schedule 9.2 (but subject to the limitations set forth thereon). Notwithstanding the foregoing, with respect to Damages arising under Section 9.2(a) (except for Damages resulting from breaches of the Designated Seller Representations) and with respect to Damages arising under Item 2 listed on Schedule 9.2, (i) Seller shall not be liable to indemnify any Purchaser Indemnitees against Damages unless and until the aggregate amount of such Damages exceeds $25,000,000 and then only to the extent of such excess, and (ii) Seller’s maximum liability to the Purchaser Indemnitees for Damages shall not exceed $330,000,000.

9.3 Indemnification by Purchaser. Subject to the remaining provisions of this Article IX, Purchaser shall indemnify, defend and hold Seller and its officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the “Seller Indemnitees”) harmless from and after the Closing Date for the period set forth in Section 9.1 (including any extension thereof as expressly provided for in such Section) from and against any Damages incurred or suffered by the Seller Indemnitees to the extent resulting or arising from (a) any inaccuracy in any of the representations and warranties made herein by Purchaser (for this purpose disregarding any qualification or limitation as to materiality or a Material Adverse Effect), and (b) any breach of any covenant or agreement of Purchaser made herein. Notwithstanding the foregoing with respect to Damages arising under Section 9.3(a) (and except for Damages resulting from breaches of the Designated Purchaser Representations), (i) Purchaser shall not be liable to indemnify any Seller Indemnitees against Damages unless and until the aggregate amount of such Damages exceeds $25,000,000 and then only to the extent of such excess, and (ii) Purchaser’s maximum liability to the Seller Indemnitees for Damages shall not exceed $330,000,000.

9.4 Tax and Benefit Liability Indemnification.

(a) Seller will indemnify, defend and hold harmless the Purchaser Indemnitees from and against (i) all Taxes of or with respect to the Company and its Subsidiaries for any Pre-Closing Period, (ii) all liability (as a result of Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise) for Taxes of Seller or any other Person (other than any of the Company and its Subsidiaries) which is or has ever been affiliated with any of the Company and its Subsidiaries, or with whom any of the Company and its Subsidiaries otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined or unitary Tax Return, prior to the Closing, (iii) breach by Seller of any agreement or covenant contained in Section 5.3(h) or Section 6.11, (iv) all liabilities under the Company Benefit Plans other than benefit liabilities under the Company-Only Plans (except as provided in clause (vi) hereof), (v) any

Controlled Group Liability, (vi) liabilities (A) under the Company-Only Plans that are not fully accrued for on the Closing Balance Sheet in accordance with GAAP or with respect to which there is not a corresponding and offsetting Company asset thereon (provided that Seller shall not be liable under this Section 9.4 or under Section 9.2 for any failure of the Pension Plan to be so fully accrued caused by any action that may be taken by Purchaser following the Closing Date in respect of or negatively impacting the Pension Plan) and (B) under the employment letters listed in Section 9.4(a) of the Company Disclosure Schedule, and (vii) all liability for any reasonable legal, accounting, appraisal, consulting or similar fees and expenses actually incurred relating to the foregoing provided, however, that in the case of clauses (i) and (ii) Seller shall be liable only to the extent such Taxes exceed the amount, if any, of such Taxes that is included as a liability (excluding any reserve for deferred Taxes) on the Closing Balance Sheet.

(b) Purchaser will indemnify, defend and hold Seller Indemnitees from and against (i) any and all Damages incurred by the Seller Indemnitees as a result of the breach by Purchaser of any covenant or obligation under Section 6.11, (ii) all liability for Taxes attributable to a Post-Closing Period, and (iii) all liability for any reasonable out of pocket legal, accounting, appraisal, consulting or similar fees and expenses actually incurred relating to the foregoing.

(c) The obligations of each party to indemnify, defend and hold harmless the other party and other Persons, pursuant to Sections 9.4(a) and 9.4(b), (i) are not subject to the limitations set forth in Section 9.2 and (ii) will terminate 30 days after the expiration of all applicable statutes of limitations (giving effect to any extensions thereof); provided, however, that such obligations to indemnify, defend and hold harmless will not terminate with respect to any individual item as to which an Indemnified Party shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the applicable Indemnifying Party.

9.5 Indemnification Procedure.

(a) Promptly after the incurrence of any Damages by the party seeking indemnification hereunder (the “Indemnified Party”), including, without limitation, any claim by a third party described in Section 9.5(d) hereof, which might give rise to indemnification hereunder or the discovery of any facts or circumstances that the Indemnified Party believes may result in an indemnification claim hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) a certificate (the “Claim Certificate”), which Claim Certificate shall:

(i) state that the Indemnified Party has paid or properly accrued Damages, or anticipates that it shall incur liability for Damages for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail each individual item of Damages included in the amount so stated to the extent known, the date such item was paid or properly accrued (if applicable), the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty or breach of covenant or claim to which each such item is related and the computation of the amount, if reasonably capable of computation to which such Indemnified Party claims to be entitled hereunder;

provided, however, that the failure to deliver such Claim Certificate shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have prejudiced the Indemnifying Party.

(b) In case the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall, within 10 Business Days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a written notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the 10 Business Day period beginning on the date of receipt by the Indemnified Party of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party shall submit such dispute to arbitration pursuant to Section 10.7.

(c) Claims for Damages specified in any Claim Certificate to which an Indemnifying Party shall not object in writing within 10 Business Days of receipt of such Claim Certificate, claims for Damages covered by a memorandum of agreement of the nature described in Section 9.5(b) and claims for Damages the validity and amount of which have been the subject of a Final Determination under Section 10.7, are hereinafter referred to, collectively, as “Agreed Claims.” Within 10 Business Days of the determination of the amount of any Agreed Claims, subject to the limitations of this Article IX, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by cashier’s check or wire transfer to the bank account or accounts designated in writing by the Indemnified Party not less than one Business Day prior to such payment.

(d) Promptly after the assertion by any third party of any claim against any Indemnified Party that in the reasonable judgment of such Indemnified Party may result in the incurrence by such Indemnified Party of Damages for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver to the Indemnifying Party a written notice describing in reasonable detail such claim and such Indemnifying Party may, at its option, assume the defense of the Indemnified Party against such claim (including the employment of counsel, who shall be reasonably satisfactory to such Indemnified Party) at such Indemnifying Party’s expense. Any failure on the part of the Indemnified Party to provide prompt notice shall not limit any of the obligations of the Indemnifying Party (except to the extent such failure prejudices the defense of such claim). Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume such control, and shall be responsible for the fees and expenses of the Indemnified Party’s counsel, if (i) the Indemnifying Party shall have failed, within 15 Business Days after having been notified by the Indemnified Party of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim or to notify the

Indemnified Party in writing that it shall assume the defense of such claim, (ii) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, (iii) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to, or the assertion of which would be adverse to the interests of, the Indemnified Party, or (iv) the Indemnified Party shall have been advised in writing by counsel that the assumption of such defense by the Indemnifying Party would be inappropriate due to an actual or potential conflict of interest (provided that the Indemnifying Party shall not be liable for the fees and expenses of more than one firm of counsel for all Indemnified Parties, other than local counsel). No Indemnifying Party shall be liable to indemnify any Indemnified Party for any settlement of any such action or claim effected without the consent of the Indemnifying Party, but if settled with the written consent of the Indemnifying Party, or if there be a final judgment for the plaintiff in any such action, the Indemnifying Party shall indemnify and hold harmless each Indemnified Party from and against any loss or liability by reason of such settlement or judgment, subject to the limitations set forth in this Article IX. If the Indemnifying Party shall assume the defense of any claim in accordance with the provisions of this Section 9.5(d), the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such claim if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such claim, the settlement is in excess of the maximum liability set forth in Section 9.2 or 9.3, as applicable, or the settlement imposes injunctive or other equitable relief against the Indemnified Party. The Indemnified Party and the Indemnifying Party each agrees to fully cooperate in all matters covered by this Section 9.5(d), including, as required, the furnishing of books and records, personnel and witnesses and the execution of documents, in each case as necessary for any defense of such third party claim and at no cost to the other party (provided that any reasonable out-of-pockets expenses of the Indemnified Party incurred in connection with the foregoing shall be considered part of Damages hereunder).

9.6 Certain Offsets; Tax Treatment of Payments. For purposes of this Article IX, “Damages” shall be net of any insurance or other recoveries (net of any related deductible or expenses incurred in securing such recovery) payable to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification. In addition, any indemnification payment made pursuant to this Article IX shall be reduced by the amount of any net Tax benefit actually realized by the Indemnified Party through a reduction in Taxes otherwise due as a result of the Damages incurred or suffered by the Indemnified Party. The parties agree to treat any payment pursuant to this Article IX (other than the portion treated as interest) as an adjustment to the Purchase Price.

9.7 Exclusive Remedy. After the Closing Date, this Article IX shall provide the exclusive remedy for any of the matters addressed herein or other claims arising out of this Agreement, except in the case of common law fraud or with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available.

ARTICLE X

GENERAL PROVISIONS

10.1 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

10.2 Notices. All notices and other communications required or permitted to be given hereunder shall be sent to the party to whom it is to be given with copies to all other parties as follow (as elected by the party giving such notice) and be either personally delivered against receipt, by facsimile or other wire transmission, by registered or certified mail (postage prepaid, return receipt requested) or deposited with an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Seller, to:

The Charles Schwab Corporation

101 Montgomery Street

San Francisco, California 94104

Attention: Christopher V. Dodds

Fax: (415) 636-5877

with a copy to:

The Charles Schwab Corporation

101 Montgomery Street

Francisco, California 94104

Attention: Keith A. Wesselmann

Fax: (415) 636-3502

and

The Charles Schwab Corporation

101 Montgomery Street

Francisco, California 94104

Attention: Carrie E. Dwyer

Facsimile: (415) 667-3596

and to:

Howard Rice Nemerovski Canady Falk & Rabkin,

A Professional Corporation

Three Embarcadero Center, 7th Floor

San Francisco, California 94111

Attention: Lawrence B. Rabkin

                 Richard W. Canady

Fax: (415) 217-5910

(b)	if to Purchaser, to:

Bank of America Corporation

Bank of America Corporate Center

100 N. Tryon Street

Charlotte, North Carolina 28255

Attention: Timothy J. Mayopoulos,

                 Executive Vice President and General Counsel

Fax: (704) 370-3515

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Edward D. Herlihy

                 Nicholas G. Demmo

Fax: (212) 403-2000

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile or other wire transmission, (iii) three Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one Business Day after being deposited with a reputable overnight courier.

10.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

10.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.5 Entire Agreement. This Agreement (including the Disclosure Schedules and other documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Confidentiality Agreement.

10.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law.

10.7 Dispute Resolution.

(a) The arbitration procedure set forth in this Section 10.7 shall be the sole and exclusive method for resolving and remedying any Dispute, except as provided in Exhibit B.

(b) If a party asserts that a Dispute exists, such party shall deliver a written notice to the other parties specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no resolution is reached within 45 days after delivery of such notice, the party delivering the notice of Dispute may, within 75 days after delivery of the notice of Dispute, commence arbitration hereunder by delivering to the other party a notice of arbitration (a “Notice of Arbitration”) and by filing a copy of such Notice of Arbitration with the New York, New York office of the American Arbitration Association. The Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of the Dispute, the claims of the party lodging the Notice of Arbitration and the amount and nature of damages or other relief sought to be recovered and any other matters required to be included therein by the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time.

(c) The arbitration shall be conducted in New York, New York under the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, except as otherwise set forth herein or as modified by the agreement of Seller and Purchaser. The arbitration shall be confidential. If the amount in controversy is less than $250,000, the arbitration shall be conducted by a single neutral arbitrator. If the amount in controversy is equal to or greater than $250,000, the arbitration shall be conducted by three neutral arbitrators. The arbitrator shall conduct the arbitration such that a final result, determination, finding, judgment and/or award (the “Final Determination”) is made or rendered as soon as practicable, but in no event later than 120 days after the delivery of the Notice of Arbitration nor later than 30 days following completion of the arbitration. The Final Determination shall be made in writing, shall state the basis for the determination and shall be agreed upon and signed by the arbitrator(s). The Final Determination shall be final and binding on all parties to the arbitration, and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of a party or to correct manifest clerical errors. All costs, expenses and fees of the arbitrator and the American Arbitration Association pursuant to this Section 10.7 shall be borne equally by Seller and Purchaser.

(d) A party to the arbitration may enforce the Final Determination in any state or federal court having jurisdiction over the Dispute. For the purpose of any action or proceeding instituted with respect to any Final Determination, each party hereby irrevocably submits to the jurisdiction of such court, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding has been brought in an inconvenient forum.

(e) Notwithstanding the foregoing, nothing contained herein shall prevent any party (i) from applying to any state or federal court of competent jurisdiction for the remedies of specific performance, injunctive relief or other non-monetary equitable remedies or (ii) from instituting litigation to enforce any Final Determination.

10.8 Attorneys’ Fees. In the event any party initiates any legal action (including an arbitration pursuant to Section 10.7) to enforce the provisions of this Agreement, the prevailing party shall be entitled to the recovery of reasonable attorneys’ fees and costs in such action.

10.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except for Section 6.7 (Indemnification; Directors’ and Officers’ Insurance) which is for the benefit of the persons specified in Section 6.7(c), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

[Signature page follows]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

THE CHARLES SCHWAB CORPORATION

By:	/s/ Christopher V. Dodds
Name:	/s/ Christopher V. Dodds
Title:	EVP and Chief Financial Officer

BANK OF AMERICA CORPORATION

By:	/s/ Gregory L. Curl
Name:
Title:

[Signature page to Stock Purchase Agreement]

Exhibit A: Knowledge

Peter Scaturro

Frances Aldrich Sevilla-Sacasa

James L. Bailey

Miriam Esteve

Evelyn Tressitt

Richard Brinkmann

Christopher Dodds

Jan Hier-King

Geoff Huggins

Erin Leske

Exhibit B: Closing Stockholders’ Equity; Adjustment of Purchase Price

(1) No later than three Business Days prior to the date on which the Closing is scheduled to occur, Seller shall deliver to Purchaser a good faith estimate of the Closing Balance Sheet and, based on such estimated Closing Balance Sheet, a good faith estimate of Closing Stockholders’ Equity (the “Estimated Stockholders’ Equity”). Such certificate shall be in form and substance reasonably satisfactory to Purchaser and Seller. Seller shall also deliver to Purchaser copies of all workpapers and other documents used in the calculation of Estimated Stockholders’ Equity as necessary to allow Purchaser and Seller to determine the adjustments to the Purchase Price hereunder.

(2) If (i) Target Stockholders’ Equity exceeds Estimated Stockholders’ Equity, the Purchase Price shall be decreased by the amount of such excess or (ii) Estimated Stockholders’ Equity exceeds Target Stockholders’ Equity, the Purchase Price shall be increased by the amount of such excess. “Target Stockholders’ Equity” means $1,297,090,000 plus an amount equal to (x) 50% of the consolidated earnings, if any, of Company and its Subsidiaries up to Eighty Million U.S. Dollars ($80,000,000) of earnings, calculated in accordance with the Company Financial Statements, for the period from September 30, 2006 through Closing, and (y) any consolidated earnings of Company and its Subsidiaries, calculated in accordance with the Company Financial Statements, for the period from the date hereof through Closing, in excess of Eighty Million U.S. Dollars ($80,000,000). Notwithstanding the foregoing, such earnings shall be calculated to exclude (i) any gains or losses resulting from any restructuring of Company’s investment securities portfolio consented to by Purchaser in accordance with Section 5.3, (ii) any compensation expenses resulting from plans other than Company-Only Plans (other than ordinary course expenses consistent with past practice, e.g., Seller 401(k) match expenses) or otherwise arising in connection with the execution, delivery or consummation of the transactions contemplated by the Purchase Agreement (including items 3, 8 and 9 of Attachment 3.8 to the Disclosure Schedule and items 1 – 4 of Attachment 3.11(g) to the Disclosure Schedule) and (iii) any increase or decrease in the reserve for the matters addressed in clause (ii) of the last sentence in item (3) below relative to the amount of the Reserve (as defined in item (3) below).

(3) As promptly as practicable, but no later than 45 days, after the Closing Date, Purchaser will cause to be prepared and delivered to Seller the consolidated balance sheet of Company and its Subsidiaries as of the close of business on the Closing Date (and shall reflect fully the effectuation of the transactions contemplated by Section 5.2 of the Agreement and any compensation expense of Seller that is to be borne by Company or its Subsidiaries) prepared in accordance with the accounting principles, policies, practices and methodologies used in connection with the preparation of the Balance Sheet (as reflecting the Final Stockholders’ Equity, the “Closing Balance Sheet”). The Closing Balance Sheet will be accompanied by a certificate of Purchaser specifying that it was prepared in accordance with the provisions of this Section and setting forth Purchaser’s calculation of Closing Stockholders’ Equity. “Closing Stockholders’ Equity” means the consolidated stockholders’ equity of Company and its Subsidiaries as shown on the Closing Balance Sheet, determined as set forth in this Exhibit. Notwithstanding the foregoing, (i) the value of the assets available for sale by Company in its investment securities portfolio as of September 30, 2006, and as of the Closing shall be included on the Closing Balance Sheet at the values reflected on the Balance Sheet (i.e., there shall be excluded from the Closing Balance Sheet the impact of any mark-to-market or similar adjustments to such assets subsequent to September 30, 2006), and any gains or losses resulting from any restructuring of Company’s investment securities portfolio consented to by Purchaser in accordance with Section 5.3 shall be excluded from the Closing Balance Sheet, and (ii) the Closing Balance Sheet shall include a specific reserve in the amount and for the matters orally agreed by the parties and discussed in a meeting on November 19, 2006 (the “Reserve”) regardless of whether such amount is equal to the actual amount of such reserve pursuant to GAAP reflected on the consolidated balance sheet of Company and its Subsidiaries as of the close of business on the Closing Date.

(4) If Seller disagrees with Purchaser’s calculation of Closing Stockholders’ Equity, Seller may, within 45 days after delivery of Purchaser’s delivery of the Closing Balance Sheet, deliver a notice to Purchaser disagreeing with such calculation and which specifies Seller’s calculation of such amount and, in reasonable detail, Seller’s grounds for such disagreement. Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the Purchaser’s calculation of Closing Stockholders’ Equity.

(5) If a notice of disagreement shall be duly delivered pursuant to the preceding subsection, Purchaser and Seller shall, during the 15 days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Stockholders’ Equity, which amount shall not be less than the amount thereof shown in Purchaser’s calculations delivered pursuant to clause (3) of this Exhibit nor more than the amount thereof shown in Seller’s calculation delivered pursuant to clause (4) of this Exhibit. If Purchaser and Seller are unable to reach such agreement during such period, they shall promptly thereafter cause Ernst & Young L.L.P. (or if such firm is unable or unwilling to act, independent accountants of nationally recognized standing reasonably satisfactory to Purchaser and Seller (who shall not have any material relationship with Purchaser or Seller)), promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Stockholders’ Equity. In making such calculation, such independent accountants shall consider only those items or amounts in the Closing Balance Sheet or Purchaser’s calculation of Closing Stockholders’ Equity as to which Seller has disagreed. Such independent accountants shall deliver to Purchaser and Seller, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon Purchaser and Seller. The cost of such review and report shall be borne (i) by Purchaser if the difference between Final Stockholders’ Equity and Purchaser’s calculation of Closing Stockholders’ Equity delivered pursuant to clause (3) of this Exhibit is greater than the difference between Final Stockholders’ Equity and Seller’s calculation of Closing Stockholders’ Equity delivered pursuant to clause (4) of this Exhibit, (ii) by Seller if the first such difference is less than the second such difference and (iii) otherwise equally by Purchaser and Seller.

(6) Purchaser and Seller agree that they will, and agree to cause their respective independent accountants and each of Company and its Subsidiaries to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Closing Stockholders’ Equity and in the conduct of the audits and reviews referred to in this Exhibit, including the making available to the extent necessary of books, records, work papers and personnel.

(7) If Estimated Stockholders’ Equity exceeds Final Stockholders’ Equity, Purchaser shall be entitled to receive a payment from Seller equal to the amount of such excess. If Final Stockholders’ Equity exceeds Estimated Stockholders’ Equity, Seller shall be entitled to receive a payment from Purchaser equal to the amount of such excess. “Final Stockholders’ Equity” means the Closing Stockholders’ Equity (i) as shown in Purchaser’s calculation delivered pursuant to clause (3) of this Exhibit, if no notice of disagreement with respect thereto is duly delivered pursuant to clause (4) of this Exhibit; or (ii) if such a notice of disagreement is delivered, (A) as agreed by Purchaser and Seller pursuant to Section 2.5(e) or (B) in the absence of such agreement, as shown in the independent accountant’s calculation delivered pursuant to clause (5) of this Exhibit; provided that in no event shall Final Stockholders’ Equity be more than Seller’s calculation of Closing Stockholders’ Equity delivered pursuant to clause (4) of this Exhibit or less than Purchaser’s calculation of Closing Stockholders’ Equity delivered pursuant to clause (3) of this Exhibit.

(8) Any payment pursuant to clause (7) of this Exhibit shall be made at a mutually convenient time and place within 10 days after the Final Stockholders’ Equity has been determined by wire transfer of immediately available funds. Any payment shall be made by wire transfer of same day funds to the account designated by the party entitled to such payment, and shall be accompanied by interest on such amount from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Prime Rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the Closing Date to the date of payment.